Exhibit 10.1

EXECUTION COPY

$295,000,000

CREDIT AGREEMENT

among

CARMIKE CINEMAS, INC.,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

MACQUARIE CAPITAL (USA) INC.,

as Documentation Agent,

CITIBANK, N.A., as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of January 27, 2010

J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners

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-ii-

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ANNEX:

A	Pricing Grid

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
5.4	Consents, Authorizations, Filings and Notices
5.15	Subsidiaries
5.19(a)	UCC Filing Jurisdictions
5.19(b)(i)	Mortgage Filing Jurisdictions
5.19(b)(ii)	Real Property
8.2(d)	Existing Indebtedness
8.3(f)	Existing Liens
8.3(l)	Existing Investments

EXHIBITS:

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Guarantee and Collateral Agreement
D	Form of Mortgage
E	Form of Exemption Certificate
F	Form of Closing Certificate
G-1	Form of Legal Opinion of King & Spalding LLP
G-2	Form of Legal Opinion of Lee Champion, General Counsel of the Borrower
H	Form of Extension Notice
I	Form of Assumption Agreement

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CREDIT AGREEMENT, dated as of January 27, 2010, among CARMIKE CINEMAS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”), MACQUARIE CAPITAL (USA) INC., as documentation agent (in such capacity, the “Documentation Agent”), CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Additional Incremental Amount”: at any time, the excess if any, of (a) $20,000,000 over (b) the aggregate amount of all Incremental Revolving Commitments established prior to such time pursuant to Section 4.16(b).

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the recitals to this Agreement.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Documentation Agent, the Syndication Agent, the Lead Arrangers and the Administrative Agent, which term shall include, for purposes of Section 10 only, the Issuing Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below, subject to Section 4.16(c):

	Eurodollar Loans	Base Rate Loans
Revolving Loans	4.00%	3.00%
Term Loans (other than Other Term Loans)	3.50%	2.50%

; provided, that, on and after the first Adjustment Date (as defined in the Pricing Grid) occurring after the Closing Date, the Applicable Margin with respect to Revolving Loans will be determined pursuant to the Pricing Grid.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit, in each case executed by a duly authorized employee or officer of the Borrower.

“Approved Fund”: with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans in the ordinary course of its business and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (g) or (h) of Section 8.5, but including any Disposition pursuant to a sale and leaseback transaction permitted by Section 8.11) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value (as determined in good faith by the Borrower) in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”: as defined in Section 11.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit A.

“Assuming Lender”: as defined in Section 3.13.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) 3.0% and (b) the highest of (i) Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 0.50% and (iii) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period plus 1.0%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 5.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements and capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided that Capital Expenditures shall not include (i) to the extent otherwise included as Capital Expenditures in such period or any prior period and without duplication of any previous reimbursement for such expenditure described in this clause (i), any cash amounts received by the Borrower and its Subsidiaries (including any offsets and credits against cash amounts owed by the Borrower and its Subsidiaries) from or on behalf of landlords or lessors during such period representing reimbursements to the Borrower and its Subsidiaries for leasehold improvements made to any properties leased by them, (ii) to the extent otherwise included as Capital Expenditures in such period or any prior period and without duplication of any previous reimbursement for such expenditure described in this clause (ii), any cash amounts received by the Borrower and its Subsidiaries (including any offsets and credits against cash amounts owed by the Borrower and its Subsidiaries) from or on behalf of vendors during such period representing reimbursements to the Borrower and its Subsidiaries for improvements made to any of their properties, provided that the aggregate amount of such cash amounts excluded pursuant to this clause (ii) during the term of this Agreement shall not exceed $10,000,000, (iii) to the extent otherwise included in Capital Expenditures in such period, any Net Cash Proceeds received by the Borrower and its Subsidiaries in connection with any Recovery Event and applied by them to acquire, construct or repair fixed or capital assets useful in their respective businesses pursuant to a Reinvestment Notice or (iv) for the avoidance of doubt, Financing Obligations or any payments made in respect thereof.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Closing Date”: the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied or waived, which date is January 27, 2010.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Initial Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.75% per annum; provided, that on and after the first Adjustment Date occurring after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated December 2009 and furnished to the Lenders, as supplemented and revised from time to time in writing and delivered to the Lenders prior to the Closing Date.

“Consolidated Adjusted Debt”: at any date, the sum of (a) Consolidated Total Debt at such date plus (b) 8 times Consolidated Rental Expense for the period of four consecutive fiscal quarters ended at such date plus (c) 8 times any Consolidated Interest Expense associated with Financing Obligations for the period of four consecutive fiscal quarters ended at such date.

“Consolidated Adjusted Debt to EBITDAR Ratio”: at any time, the ratio of (a) Consolidated Adjusted Debt as of the last day of then most recently completed fiscal quarter to (b) Consolidated EBITDAR for the period of four consecutive fiscal quarters ended on such last day.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) provisions for income tax, franchise tax and net worth tax (including all single business tax expense imposed by state law), (b) Consolidated Interest Expense, amortization or write off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans and Letters of Credit), capitalized interest, the interest component of any deferred payment obligation, and any interest on Indebtedness of another Person guaranteed by such Person or secured by a Lien on its assets, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Borrower, (g) restructuring charges (provided that (i) with respect to each such restructuring charge the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such restructuring charge and (ii) the aggregate amount of any cash restructuring charges added pursuant to this clause (g)(ii) shall not exceed (1) $10,000,000 in any period and (2) $20,000,000 for the period from the Closing Date to the third anniversary thereof), (h) any non-cash asset impairment charges and other non-cash charges, non-cash expenses or non-cash losses of the Borrower or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period), provided, however, that cash payments made in such period or in any future period in respect of such restructuring charges, non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such cash payments are made, (i) transaction fees, costs, and expenses incurred in connection with any Permitted Acquisitions, offerings of debt or equity securities, investments, mergers, recapitalizations, option buyouts and asset sales, in each case to the extent expensed and (j) the amount of any deferred rent expense and prepaid rent expense recognized during such period, minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP, (c) any other non-cash income (excluding (1) any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (h) above and (2) any income attributable to earnings recognized in respect of any Capital Stock or other non-cash consideration received by the Borrower or its Subsidiaries in connection with any advertising sales (other than, for the avoidance of doubt, any non-cash income resulting from changes in the fair market value of such Capital Stock or other non-cash consideration)), and (d) the amount of any contingent or percentage rent expense, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. Such pro forma calculations of Consolidated EBITDA in connection with a Material Disposition or Material Acquisition (i) shall take into account any related incurrence, assumption or repayment of Indebtedness, and (ii) may include operating and other expense reductions and other adjustments for such period from any Permitted Acquisition that is being given pro forma effect; provided, that with respect to each such reduction and adjustment the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such reduction or adjustment and stating that (x) the actions necessary to achieve such reduction or adjustment are expected to be taken within 6 months following such Permitted Acquisition and (y) such reduction or adjustment is expected to be realized within 12 months following such Permitted Acquisition. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Consolidated EBITDAR”: for any period, Consolidated EBITDA for such period plus Consolidated Rental Expense for such period.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations , but excluding any contingent or percentage rent expense) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness and Financing Obligations of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), less interest income for such period.

“Consolidated Leverage Ratio”: at any time, the ratio of (a) Consolidated Total Debt as of the last day of then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Rental Expense”: for any period, the aggregate amount of fixed, percentage and contingent rentals payable by the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP with respect to leases of real property.

“Consolidated Secured Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries that is secured by a Lien on any asset of the Borrower or its Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Secured Leverage Ratio”: at any time, the ratio of (a) Consolidated Secured Debt as of the last day of then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”: at any date, Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of the Borrower on the Closing Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement”: an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the banking institution where the Borrower maintains its principal concentration deposit account and the Administrative Agent, with respect to control of all deposits and balances held in such account.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) is insolvent or has a parent company that is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”: as defined in the preamble to this Agreement.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 75%; provided, that, with respect to each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2010, the ECF Percentage shall be reduced to (i) 50% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 2.50 to 1.00, (ii) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.00 to 1.00 and (iii) 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 1.50 to 1.00.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the greater of (a) a rate per annum equal to 2.0% and (b) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash income included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the aggregate amount of mandatory prepayments made in respect of Indebtedness during such period as a result of Asset Sales and Recovery Events, and the aggregate amount of proceeds included in any Reinvestment Deferred Amounts realized during such period, to the extent such amounts were included in arriving at Consolidated Net Income, and (viii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Permitted Acquisitions (excluding the principal amount of Indebtedness incurred to finance such Permitted Acquisitions, other than repayments of any Indebtedness during such period) in an aggregate amount not to exceed $5,000,000 for any fiscal year, provided that the Consolidated Leverage Ratio for such fiscal year is equal to or less than 2.75 to 1.00.

“Excess Cash Flow Application Date”: as defined in Section 4.2.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Indebtedness”: all Indebtedness permitted by clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (o) and (p) of Section 8.2.

“Extended Revolving Termination Date”: as defined in Section 3.13.

“Extending Lender”: as defined in Section 3.13.

“Extension Notice Date”: as defined in Section 3.13.

“Facility”: each of (a) the Initial Term Commitments and the Initial Term Loans made thereunder and any Incremental Term Loans made on the same terms as the Initial Term Loans (the “Initial Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) the Other Term Loans (the “Other Term Facility”).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financing Obligations”: all obligations of the Borrower and its Subsidiaries of the type described as “financing obligations” in the financial statements of the Borrower described in Section 5.1 or delivered pursuant to Section 7.1.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedge Agreement.

“Increased Amount Date”: as defined in Section 4.16(a).

“Incremental Amount”: any time, the excess, if any, of (a) $75,000,000 over (b) the aggregate amount of all Incremental Term Loans made plus all Incremental Revolving Commitments established prior to such time pursuant to Section 4.16(a).

“Incremental Assumption Agreement”: an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.

“Incremental Revolving Commitment”: the Revolving Commitment of any Lender, established pursuant to Section 4.16, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Lender”: a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loans”: the Revolving Loans made by one or more Lenders to the Borrower pursuant to Section 4.16.

“Incremental Term Lender”: each Lender which holds an Incremental Term Loan.

“Incremental Term Loans”: the term loans made by one or more Lenders to the Borrower pursuant to Section 4.16.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business which are current or are no more than 45 days delinquent), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all preferred Capital Stock of such Person redeemable by its terms or at the option of the holder prior to the Term Loan Maturity Date, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) any earn-out obligations of such Person in connection with Permitted Acquisitions or permitted Dispositions of any business, assets or Subsidiary of such Person and (k) for the purposes of Sections 8.2 and 9(e) only, all obligations of such Person in respect of Hedge Agreements. The

Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor, and (ii) for the avoidance of doubt, exclude Financing Obligations.

“Initial Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make an Initial Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Initial Term Commitment” under such Lender’s name on Schedule 1.1A, as such amount may be increased pursuant to Section 4.16(a). The original aggregate amount of the Initial Term Commitments is $265,000,000.

“Initial Term Lender”: each Lender that has an Initial Term Commitment or that holds an Initial Term Loan.

“Initial Term Loan”: as defined in Section 2.1.

“Initial Term Percentage”: as to any Initial Term Lender at any time, the percentage which such Lender’s Initial Term Commitment then constitutes of the aggregate Initial Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Initial Term Loans then outstanding constitutes of the aggregate principal amount of the Initial Term Loans then outstanding).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date or beyond the Term Loan Maturity Date, as the case may be;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 8.8.

“Issuing Lender”: JPMorgan Chase Bank or any affiliate thereof in its capacity as issuer of any Letter of Credit.

“JPMorgan Chase Bank”: JPMorgan Chase Bank, N.A.

“L/C Commitment”: $10,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit, (b) the face amount of any Letter of Credit for which an Application has been submitted and is pending but that has not yet been issued, and (c) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.9.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the Issuing Lender.

“Lead Arrangers”: as defined in the recitals to this Agreement.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 3.5(a).

“Lien”: any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement, assignment, deposit arrangement or preferential arrangement of any kind or nature whatsoever having the practical effect of the foregoing (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: the sum of (a) cash and Cash Equivalents held by the Borrower and its Subsidiaries, plus (b) so long as the Borrower is able to satisfy the conditions to borrowing set forth in clauses (a), (c) and (d) of Section 6.2, the Available Revolving Commitment.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, all Letters of Credit and Applications therefor, the Security Documents, each Incremental Assumption Agreement and the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property, financial condition or operations of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Group Member”: the Borrower and each Subsidiary that, during the period of the most recent four full fiscal quarters of the Borrower for which financial statements are available, had gross revenues representing more than one percent (1%) of the total consolidated gross revenues of the Borrower for such period.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated pursuant to or that could give rise to liability under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, and any property which becomes subject to a Mortgage in accordance with Section 7.11(b), as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust and deeds to secure debt made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Balance”: at any time, the total cash balance of the Borrower and its Subsidiaries at such time, less their respective outstanding checks and drafts, wire transfer instructions and similar payment directions that have not, at such time, cleared the respective accounts of the Borrower and its Subsidiaries.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien, or otherwise required by the terms governing such Indebtedness, expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith (including, in the case of Recovery Events, costs and expenses incurred in respect of legal proceedings, arbitration, mediation and similar proceedings) and net of (x) taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (y) any reserves for liabilities (fixed or contingent) for indemnification or purchase price adjustments in connection with any such transaction until such reserves cease to be reflected in the relevant financial statement (to the extent not as a result of disbursement) and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in Section 4.10(a).

“Non-Extending Lender”: as defined in Section 3.13.

“Non-Guarantor Subsidiary”: any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-U.S. Lender”: as defined in Section 4.10(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to any Agent or to any Lender (or, in the case of Specified Hedge Agreements and Specified Cash Management Agreements, any Qualified Counterparty), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any other Secured Party that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Other Term Loans”: as defined in Section 4.16.

“Participant”: as defined in Section 11.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“PPA”: the Pension Protection Act of 2006.

“Permitted Acquisition”: any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided, (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations; (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or a Subsidiary Guarantor thereof, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 7.10 and 7.11, as applicable; (iv) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters in respect of which the Consolidated Leverage Ratio has been tested in accordance with Section 8.1(a) but utilizing the financial covenant levels set forth in Section 8.1 corresponding to the period of four consecutive fiscal quarters ending at the conclusion of the fiscal quarter in which such acquisition occurs, (v) immediately prior to, and after giving effect thereto, the Borrower and its Subsidiaries shall have minimum Liquidity of $15,000,000, (vi) the Borrower shall have delivered to the Administrative Agent at least ten (10) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 8.1 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition, any other information reasonably required to demonstrate compliance with Section 8.1 and, in the case of any acquisition with aggregate consideration in excess of $50,000,000, appropriate revisions to the projections included in the Confidential Information Memorandum, or, if Projections have been provided pursuant to Section 7.2(c), appropriate revisions to such Projections, in each case after giving effect to such acquisition (such revised projections or Projections to be accompanied by a certificate of a Responsible Officer stating that such revised projections or Projections are based on estimates, information and assumptions set forth therein and otherwise believed by such Responsible Officer to be reasonable at such time (it being recognized that such revised projections or Projections relate to future events and are not to be viewed as fact and that actual results during the period covered thereby may differ from such revised projections or Projections by a material amount)); and (vii) any Person or assets or division as acquired in accordance herewith shall be in substantially the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided herein, as of the time of such acquisition.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”: the pricing grid attached hereto as Annex A.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Projections”: as defined in Section 7.2(c).

“Properties”: as defined in Section 5.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement or Specified Cash Management Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement or Specified Cash Management Agreement was entered into, was a Lender, an Affiliate of a Lender, an Agent or an Affiliate of an Agent; provided that, in the event a counterparty to a Specified Hedge Agreement or Specified Cash Management Agreement at the time such Specified Hedge Agreement or Specified Cash Management Agreement was entered into was a Qualified Counterparty, such counterparty shall constitute a Qualified Counterparty hereunder and under the other Loan Documents.

“Ratings”: at any time, the corporate credit ratings of the Borrower assigned by Moody’s and S&P at such time.

“Recovery Event”: any settlement of or payment in respect of any property, casualty or title insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Reference Date”: as defined in the term “Restricted Payment Amount”.

“Register”: as defined in Section 11.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.9 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 4.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, construct or repair fixed or capital assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, construct or repair fixed or capital assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, construct or repair fixed or capital assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or controller of the Borrower, but in any event, with respect to financial matters, the chief financial officer or controller of the Borrower.

“Restricted Payments”: as defined in Section 8.6.

“Restricted Payment Amount”: at any time of determination (the “Reference Date”), an amount equal to (a) the sum of, without duplication:

(i) an amount (which amount shall not be less than zero) equal to (x) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date and prior to the Reference Date minus (y) the portion of such Excess Cash Flow that has been (or will be) applied after the Closing Date and on or prior to the Reference Date to the prepayment of the Term Loans or the reduction of the Revolving Commitments in accordance with Section 4.2(c); and

(ii) the amount of Net Cash Proceeds in connection with any capital contributions or other equity issuances of Capital Stock (other than preferred shares that (x) are redeemable for cash or convertible into debt securities of the Borrower or any Subsidiary, in either case at the option of the holder of such preferred shares exercisable on or before the date that is ten years after the date of issuance of such preferred shares or (y) are mandatorily redeemable for cash or mandatorily convertible into debt securities of the Borrower or any Subsidiary, in either case on or before the date that is ten years after the date of issuance of such preferred shares) of the Borrower (other than any capital contribution or other equity issuances to the extent utilized in connection with other transactions permitted hereunder on or prior to the Reference Date) received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date;

minus (b) the aggregate amount of all Restricted Payments made by the Borrower pursuant to Section 8.6(b) after the Closing Date and on or prior to the Reference Date.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans (including, if applicable, Incremental Revolving Loans) and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” under such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be increased pursuant to Section 4.16 or otherwise changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $30,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations at such time.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans (including Incremental Revolving Commitments and Incremental Revolving Loans).

“Revolving Loans”: as defined in Section 3.1(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Termination Date”: January 27, 2013, subject (as to any Revolving Lender) to any extension thereof pursuant to Section 3.13.

“S&P”: Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Lenders, the Agents, the Qualified Counterparties and the Issuing Lender.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Control Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) “assets” shall include, in the case of any Group Member, all rights and claims for contribution, subrogation and indemnification against any other Group Member.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in any agreement governing any Indebtedness of the Borrower or its Subsidiaries having an aggregate outstanding principal amount in excess of $10,000,000.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Cash Management Agreement provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Cash Management Agreements. The designation of any agreement as a Specified Cash Management Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement except as provided in Section 11.14.

“Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement provided, that any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement except as provided in Section 11.14.

“Subordinated Debt”: any Indebtedness that is subordinated in right of payment to the Obligations (including, without limitation, any Indebtedness incurred pursuant to Section 8.2(n)).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than (i) any Excluded Foreign Subsidiary or (ii) any non-Wholly Owned Subsidiary that is prohibited from becoming a Subsidiary Guarantor by the terms of any Requirement of Law (including any duties owed thereunder) binding on or applicable to such non-Wholly Owned Subsidiary or the holders of its Capital Stock.

“Syndication Agent”: as defined in the preamble to this Agreement.

“Syndication Date”: the date on which the Lead Arrangers declare the syndication of the Facilities to be complete (such period not to exceed 60 days after the Closing Date) and the entities selected in such syndication process become parties to this Agreement.

“Term Lenders”: the collective reference to the Initial Term Lenders and the Incremental Term Lenders.

“Term Loan Maturity Date”: January 27, 2016.

“Term Loans”: the collective reference to the Initial Term Loans and the Incremental Term Loans.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”,

“includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either the Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 2. AMOUNT AND TERMS OF TERM COMMITMENTS

2.1. Term Commitments. Subject to the terms and conditions hereof, each Initial Term Lender severally agrees to make a term loan (an “Initial Term Loan”) to the Borrower on the Closing Date in an amount equal to the Initial Term Commitment of such Lender. The Initial Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.

2.2. Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Initial Term Lenders make the Initial Term Loans on the Closing Date and specifying the amount to be borrowed. The Initial Term Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Initial Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the Syndication Date. Upon receipt of such notice the Administrative Agent shall promptly notify each Initial Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Initial Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term Loan to be made by such Lender. The Administrative Agent shall promptly make available to the Borrower on the Closing Date, by wire transfer of immediately available funds to a bank account designated in writing by the Borrower, the aggregate of the amounts made available to the Administrative Agent by the Initial Term Lenders in immediately available funds.

2.3. Repayment of Term Loans. (a) The principal amount of the Initial Term Loans of each Initial Term Lender shall be repayable in 24 consecutive installments (each due on the last day of each calendar quarter), commencing on March 31, 2010, each of which shall be in an amount equal to such Lender’s Initial Term Percentage multiplied by (i) in the case of the first 23 such installments, $662,500 and (ii) in the case of the final installment (which shall be due on the Term Loan Maturity Date), $249,762,500.

(b) In the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement, provided that all Incremental Term Loans shall mature on the Term Loan Maturity Date.

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (such loans, together with any Incremental Revolving Loans, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

3.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans) (provided that any such notice of a borrowing of Base Rate Loans to finance payments required to be made pursuant to Section 3.3 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the Syndication Date. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $250,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that borrowings of Base Rate Loans pursuant to

Section 3.9 shall not be subject to the foregoing minimum amounts. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent on the Borrowing Date, by wire transfer of immediately available funds to a bank account designated by the Borrower in writing, the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders in immediately available funds. Not more than $15,000,000 of Revolving Loans shall be made on the Closing Date.

3.3. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

3.4. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

3.5. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.8(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) have a face amount of at least $100,000 (unless otherwise agreed by the Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date; provided that any Letter of Credit with a term not greater than one-year may provide for the renewal thereof for additional periods in accordance with Section 3.5(b).

(b) The Issuing Lender shall send a request for approval of renewal of any renewable Letter of Credit to the Administrative Agent no later than the earlier of (a) thirty days prior to the anniversary date of the date of the issuance of such Letter of Credit and (b) thirty days prior to any non-renewal notice date set forth in such Letter of Credit. If the Administrative Agent confirms that such renewal would not, after giving effect to such renewal, cause the Available Revolving Commitments to be less than zero (such confirmation to be delivered by the Administrative Agent to the Issuing Lender not less than twenty (20) days prior to (x) the anniversary date of the date of issuance of such Letter of Credit (in the event that Issuing Lender sent to the Administrative Agent the applicable request for confirmation pursuant to clause (a) of the immediately preceding sentence) or (y) the non-renewal notice date set forth in such Letter of Credit (in the event that the Issuing Lender sent to the Administrative Agent the applicable request for approval pursuant to clause (b) of the immediately preceding sentence). Notwithstanding the foregoing, in no event shall the term of any such renewed Letter of Credit extend beyond the date that is five Business Days prior to the Revolving Termination Date.

(c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

(d) Notwithstanding anything to the contrary contained herein, no Letter of Credit may expire after January 27, 2013 if, after giving effect thereto, the aggregate Revolving Commitments of the Extending Lenders (including any Assuming Lenders) for the period following January 27, 2013 would be less than the available amount of the Letters of Credit expiring after January 27, 2013.

3.6. Procedure for Issuance of Letter of Credit. (a) The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Administrative Agent at its address for notices specified herein an Application therefor. Upon receipt of any Application, the Administrative Agent will notify the Issuing Lender of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the Available Revolving Commitments would not be less than zero, the Issuing Lender will process such Application (in each case to be completed to the satisfaction of the Issuing Lender, and accompanied by such other certificates, documents and other papers and information as the Issuing Lender may reasonably request) and any certificate, document or other papers and information delivered to it in connection therewith in accordance with its customary procedures.

(b) Following the receipt of an Application as to which confirmation has been received by the Issuing Lender in accordance with Section 3.6(a), the Issuing Lender shall cause the Letter of Credit to be issued: (i) if such Application is received by the Issuing Lender at or prior to 3:00 P.M., New York City time, on a Business Day, on the next succeeding Business Day, or (ii) if such Application is received by the Issuing Lender after 3:00 P.M., New York City time, on a Business Day, no later than the second Business Day following such Business Day, such date of issuance, in either case, the “Issuing Date”. The original of such Letter of Credit may be issued to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall within one Business Day of the issuance of a Letter of Credit furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(c) The Issuing Lender will send weekly and monthly reports prepared by the Issuing Lender to the Administrative Agent promptly after such reports become available.

3.7. Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee on the undrawn and unexpired amount of each Letter of Credit equal to 0.30% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the Issuance Date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit. The Issuing Lender will provide the Administrative Agent a copy of the Letter of Credit fees, charges and expenses charged by the Issuing Lender by facsimile on or about the 10th Business Day of each month.

3.8. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to cause Letters of Credit to be issued hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 3.8(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.8(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum then applicable to Base Rate Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.8(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

3.9. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the Business Day next succeeding the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 4.5(b) and (ii) thereafter, Section 4.5(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 9(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.8 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 3.2 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans could be made, pursuant to Section 3.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

3.10. Obligations Absolute. The Borrower’s obligations under Section 3.9 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for (except to the extent found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender), and the Borrower’s Reimbursement Obligations under Section 3.9 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon without responsibility for further investigation and regardless of any notice or information to the contrary, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.11. Letter of Credit Payments. (a) If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(b) Promptly following presentment to the Issuing Lender by the beneficiary of any Letter of Credit (a) with respect to which the face amount of the Letter of Credit would be exceeded after giving effect to any draw thereunder or (b) that has expired (each, a “Credit Risk Discrepancy”), the Issuing Lender shall send notice of such Credit Risk Discrepancy to the Administrative Agent. No Letter of Credit with respect to which a Credit Risk Discrepancy exists (or would exist upon the Issuing Lender honoring such Letter of Credit) shall be honored unless such Credit Risk Discrepancy has been waived in writing by each of the Borrower and the Administrative Agent. If waived, the Administrative Agent shall provide notice of such written waiver to the Issuing Lender not later than two Business Days after the Issuing Lender provides notice to the Administrative Agent of such Credit Risk Discrepancy.

3.12. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.13. Extension of Revolving Termination Date. (a) Subject to the requirements of Section 3.13(d) (including, without limitation, the requirement that Revolving Lenders having more than 66-2/3% of the Revolving Commitments shall consent), at least 45 days prior to the Revolving Termination Date, the Borrower, by written notice to the Administrative Agent (the date of any such notice, an “Extension Notice Date”), may request an extension of the Revolving Termination Date to a date specified by the Borrower (the “Extended Revolving Termination Date”), provided that (i) the Extended Revolving Termination Date in each case is no later than the date that is three months prior to the Term Loan Maturity Date and (ii) no more than three (3) extensions may be effected pursuant to this Section 3.13. The Administrative Agent shall promptly notify each Revolving Lender of each such request, and each Revolving Lender shall in turn, in its sole discretion, not later than 10 Business Days after the Extension Notice Date, notify the Borrower and the Administrative Agent in writing as to whether such Lender will consent to such extension, such notice to be in substantially the form of Exhibit H hereto. If any Revolving Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the Revolving Termination Date within 10 Business Days after the Extension Notice Date, such Revolving Lender shall be deemed to be a Non-Extending Lender with respect to such request. The Administrative Agent shall notify the Borrower promptly of the decision of the Revolving Lenders regarding any such request for an extension of the Revolving Termination Date.

(b) If all the Revolving Lenders consent in writing to any request for an extension of the Revolving Termination Date in accordance with Section 3.13(a), the Revolving Termination Date shall, effective as of the date that is 30 days after the Extension Notice Date (such effective date, the “Extension Date”), be extended to the Extended Revolving Termination Date; provided that on the Extension Date, the applicable conditions set forth in Section 6 shall have been satisfied. If fewer than all of the Revolving Lenders consent in writing to any such request in accordance with Section 3.13(a), the Revolving Termination Date shall, subject to Section 3.13(d) (including, without limitation, the requirement that Revolving Lenders having more than 66-2/3% of the Revolving Commitments shall have consented) and effective as at the Extension Date, be extended only as to those Revolving Lenders that so consented (each an “Extending Lender”) but shall not be extended as to any other Revolving Lender (each a “Non-Extending Lender”). To the extent that the Revolving Termination Date is not extended as to any Revolving Lender pursuant to this Section 3.13 and the Revolving Commitment of such Revolving Lender is not assumed in accordance with Section 3.13(c) on or prior to the Extension Date, the Revolving Commitment of such Non-Extending Lender shall automatically terminate on the Revolving Termination Date then applicable to it, unless such Non-Extending Lender shall otherwise subsequently agree to extend its Revolving Commitment to the Extended Revolving Termination Date, in whole on the Revolving Termination Date without any further notice or other action by the Borrower, such Revolving Lender or any other Person; provided that such Non-Extending Lender’s rights under

Sections 4.9, 4.10 and 11.5, and its obligations under Section 10.7, shall survive the Revolving Termination Date for such Revolving Lender as to matters occurring prior to such date. It is understood and agreed that no Revolving Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Revolving Termination Date.

(c) If fewer than all of the Revolving Lenders consent to any request for an extension of the Revolving Termination Date pursuant to Section 3.13(a), the Administrative Agent shall promptly notify the Extending Lenders, and each Extending Lender may, in its sole discretion, give written notice to the Administrative Agent not later than 10 days prior to the Extension Date of the amount of the Non-Extending Lenders’ Revolving Commitments that it is willing to assume. If one or more Extending Lenders notify the Administrative Agent that they are willing to assume one or more Revolving Commitments in an aggregate amount that exceeds the Revolving Commitments of the Non-Extending Lenders, such Revolving Commitments shall be allocated among such Extending Lenders in such amounts as are agreed between the Borrower and the Administrative Agent. If after giving effect to the assignments of Revolving Commitments described above there remain any Revolving Commitments of Non-Extending Lenders, the Borrower may arrange for one or more Extending Lenders or other Assignees that agree to an extension of the Revolving Termination Date (each such Extending Lender pursuant to the immediately preceding sentence or this sentence and each such Assignee, an “Assuming Lender”) to assume, effective as of the Extension Date, any remaining Non-Extending Lenders’ Revolving Commitments and all of the obligations of such Non-Extending Lenders under this Agreement thereafter arising relating to such Revolving Commitments, without recourse to or warranty by, or expense to, such Non-Extending Lenders; provided, however, that the amount of the Revolving Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $5,000,000 (or such lesser amount as the Borrower and the Administrative Agent shall agree). The assumptions provided for in this Section 3.13(c) shall be subject to the conditions that:

(i) the Assuming Lenders shall have paid (or, in the case of any interest or fees, if it has been so agreed, the Borrower shall have paid) to the Non-Extending Lenders (A) the aggregate principal amount of, and any interest and fees accrued and unpaid to the Extension Date on, the outstanding Revolving Loans, if any, of the Non-Extending Lenders under the respective portions of their Revolving Commitments being assumed;

(ii) all additional costs, reimbursements, expense reimbursements and indemnities then due and payable to the Non-Extending Lenders under this Agreement in respect of such portions of their Revolving Commitments shall have been paid by the Borrower; and

(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 11.6(b) for such assignment shall have been paid by the Assuming Lender (or, if it has been so agreed, by the Borrower);

provided further that a Non-Extending Lender’s rights under Sections 4.9, 4.10 and 11.5, and its obligations under Section 10.7, shall survive any such assumption as to matters occurring prior to the date of substitution. On or prior to the Extension Date, (A) each Assuming Lender that is an Assignee but not an Extending Lender shall have delivered to the Borrower and the Administrative Agent an assumption agreement in substantially the form of Exhibit I (each an “Assumption Agreement”) and (B) any Extending Lender assuming any Revolving Commitments shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Revolving Commitment. Upon the payment or prepayment of all amounts referred to above, the Assuming Lenders, as of the Extension Date, will be substituted for the Non-Extending Lenders under this Agreement to the extent of their assumed Revolving Commitments and shall be Lenders for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of the Non-Extending Lenders to such extent hereunder shall, by the provisions hereof, be released and discharged.

(d) If the Revolving Lenders (including Assignees who are Assuming Lenders) having more than 66-2/3% of the Revolving Commitments (after giving effect to any assumptions pursuant to Section 3.13(c)) consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) on or prior to the Extension Date, the Administrative Agent shall so notify the Borrower, and, upon satisfaction of the applicable conditions set forth in Section 6.2, the Revolving Termination Date shall be extended to the Extended Revolving Termination Date as described in Section 3.13(a) for each Extending Lender and each Assuming Lender, and all references in this Agreement to the “Revolving Termination Date” shall, with respect to each Extending Lender and each Assuming Lender, refer to the Extended Revolving Termination Date. Promptly following the Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the Revolving Termination Date and shall thereupon record in the Register the relevant information with respect to each Assuming Lender.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, (x) three Business Days prior thereto, in the case of Eurodollar Loans and (y) one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof.

4.2. Mandatory Prepayments and Commitment Reductions. (a) If any Indebtedness shall be issued or incurred by any Group Member (other than Excluded Indebtedness), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(d).

(b) (i) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale (other than pursuant to any sale and leaseback transaction consummated pursuant to Section 8.11) or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(d); provided, that, notwithstanding the foregoing, (x) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $10,000,000 in any fiscal year of the Borrower and (y) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(d), and (ii) if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale in connection with any sale and leaseback transaction consummated pursuant to Section 8.11, then 100% of such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(d).

(c) If, for any fiscal year of the Borrower commencing with the fiscal year ending on December 31, 2010, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(d). Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 7.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 4.2 shall be applied, first, to the prepayment of the Term Loans ratably between the Initial Term Loans and the Incremental Term Loans based on the outstanding principal amounts thereof at such time and, second, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount equal to such excess in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. The application of any prepayment pursuant to Section 4.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 4.2 (except in the case of Revolving Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

4.3. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time prior to any increase pursuant to Section 4.16, and no more than twelve Eurodollar Tranches shall be outstanding at any one time thereafter.

4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5(a).

4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Initial Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Initial Term Loans and the Incremental Term Loans, as the case may be, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 10.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower. Nothing in this paragraph shall be deemed to limit the rights of the Borrower against any such Lender.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 3.8(a), 4.8(e), 4.8(f) or 10.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent or the Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 4.10 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate setting forth in reasonable detail any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10. Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable Eurodollar Rate for such Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9 or 4.10(a), (b) is a Non-Consenting Lender (as defined in Section 11.1) or (c) becomes a Defaulting Lender hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to, or accrued for the benefit of, such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent and, in the case of any replacement Revolving Lender, the Issuing Lender, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.16. Incremental Facility.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loans and/or Incremental Revolving Commitments in an aggregate amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Loans, as the case may be, in their own discretion; provided, that each Incremental Term Lender and/or Incremental Revolving Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and, in the case of Incremental Revolving Lenders only, the Issuing Lender (which approval shall, in either case, not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loans and/or Incremental Revolving Commitments being requested (which shall be (1) with respect to Incremental Term Loans, in minimum increments of $25,000,000, (2) with respect to Incremental Revolving Commitments, in minimum increments of $5,000,000 or (3) equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loans are requested to be made and/or Incremental Revolving Commitments are requested to become effective (the “Increased Amount Date”), (iii) whether such Incremental Term Loans, if any, are to be term loans on the same terms as the Initial Term Loans or term loans with terms different from the outstanding Term Loans (“Other Term Loans”), (iv) the use of proceeds for such Incremental Term Loan and (v) pro forma financial statements demonstrating compliance on a pro forma basis with the financial covenants set forth in Section 8.1 and the requirement set forth in Section 4.16(d)(iv) after giving effect to such Incremental Term Loan and/or Incremental Revolving Commitments and the Loans to be made thereunder and the application of the proceeds therefrom (including by giving pro forma effect to any Permitted Acquisition financed thereby) as if made and applied on the date of the most-recent financial statements of the Borrower delivered pursuant to Section 7.1.

(b) In addition to any Incremental Revolving Commitments that may be requested pursuant to Section 4.16(a), the Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Revolving Commitments in an aggregate amount not to exceed the Additional Incremental Amount from one or more Incremental Revolving Lenders (which may include any existing Revolving Lender) willing to provide such Incremental Revolving Loans in their own discretion; provided, that each Incremental Revolving Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Issuing Lender (which approval shall, in either case, not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Revolving Commitments being requested, which shall be in minimum increments of $5,000,000 or equal to the remaining Additional Incremental Amount), (ii) the Increased Amount Date and (iii) pro forma financial statements demonstrating compliance on a pro forma basis with the financial covenants set forth in Section 8.1 after giving effect to such Incremental Revolving Commitments and the Loans to be made thereunder and the application of the proceeds therefrom (including by giving pro forma effect to any Permitted Acquisition financed thereby) as if made and applied on the date of the most-recent financial statements of the Borrower delivered pursuant to Section 7.1.

(c) The Borrower and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loans of such Incremental Term Lender and/or Incremental Revolving Commitment of such Incremental Revolving Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided, that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Initial Term Loans, (iii) no proceeds of the Incremental Term Loans and/or any Loans made on the closing date of any Incremental Revolving Commitments shall be used to make any Restricted Payment and (iv) the terms of any such Incremental Term Loans and/or Incremental Revolving Commitments shall be no less favorable or restrictive in any material respect as to the Borrower or any of its Subsidiaries than the terms of the corresponding portion of the Facilities and provided, further, that if the total yield (including the interest rate margin, fees, any OID (as defined below) and/or interest rate floors) in respect of any Other Term Loan exceeds the total yield for the Initial Term Loans by more than  1/4 of 1% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), the Applicable Margin for the Initial Term Loans shall be increased so that the total yield in respect of such Other Term Loan (giving effect to any OID issued in connection with such Other Term Loan) is no more than  1/4 of 1% higher than the total yield for the Initial Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans and/or Incremental Revolving Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(d) Notwithstanding the foregoing, no Incremental Term Loan may be made and no Incremental Revolving Commitment shall become effective under this Section 4.16 unless (i) on the date on which such Loan is made or of such effectiveness, the conditions set forth in Section 6.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation as required by the relevant Incremental Assumption Agreement and consistent with those delivered on the Closing Date under Section 6.1 and such additional documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bring downs) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans and/or Incremental Revolving Loans are secured by the Collateral ratably with the existing Term Loans and Revolving Loans, (iii) the Borrower and its Subsidiaries would be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to such Incremental Term Loans and/or Incremental Revolving Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date and (iv) the Consolidated Secured Leverage Ratio does not exceed 3.75 to 1.00 on a pro forma basis after giving effect to such Incremental Term Loans and/or Incremental Revolving Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date; provided that the foregoing clause (iv) shall not apply to Incremental Revolving Commitments established pursuant to Section 4.16(b).

(e) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans) and/or Incremental Revolving Loans, when originally made, are included in each Borrowing of outstanding Term Loans or Revolving Loans on a pro rata basis, and the Borrower agrees that Section 4.11 shall apply to any conversion of Eurocurrency Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing.

4.17. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Commitment of such Defaulting Lender pursuant to Section 3.3;

(b) the Aggregate Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Letter of Credit is outstanding at the time a Lender becomes a Defaulting Lender then (i) to the extent that, after giving effect to the reallocation described in this clause (i), (x) the total Revolving Extensions of Credit (other than any Revolving Extensions of Credit constituting outstanding Revolving Loans made by any Defaulting Lender but including each Defaulting Lender’s L/C Obligation as determined prior to giving effect to other provisions of this Section 4.17) does not exceed the Total Revolving Commitments (excluding the Revolving Commitment of any Defaulting Lender except to the extent of any outstanding Revolving Loans of such Defaulting Lender) and (y) the conditions set forth in Section 6.2 are satisfied at such time, all or any part of the L/C Obligation shall be reallocated among all non-Defaulting Lenders by disregarding the Revolving Commitments of all Defaulting Lenders for purposes of calculating each non-Defaulting Lender’s Aggregate Exposure Percentage (in which case, the Aggregate Exposure Percentage of each Defaulting Lender for purposes of determining such Defaulting Lender’s L/C Obligation shall be deemed to be zero), and (ii) to the extent the reallocation described in the preceding clause (i) cannot be effected, the Borrower shall within three Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s L/C Obligation in accordance with the procedures set forth in this Agreement for so long as such L/C Obligation is outstanding;

(d) (i) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to Section 4.17(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.7(a) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(ii) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to Section 4.17(c), then the fees payable to the Lenders pursuant to Section 3.3(a) and Section 3.7(a) shall be adjusted proportionately to reflect such reallocation; or

(iii) if any Defaulting Lender’s L/C Obligations are neither cash collateralized nor reallocated pursuant to Section 4.17(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 3.7(a) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated;

(e) for purposes of determining the amount of the Total Revolving Commitments for purposes of Section 3.5 (but not Section 3.1), the Revolving Commitment of each Defaulting Lender shall be excluded therefrom (other than any portion of such Revolving Commitment pursuant to which there is then outstanding a Revolving Loan from such Defaulting Lender), and, for avoidance of doubt, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or the Borrower has provided cash collateral in respect of the exposure of such Defaulting Lender satisfactory to it; and

(f) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 11.7(a) but excluding

Section 4.13) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder, (iii) third, if so determined by the Administrative Agent or requested by the Issuing Lender, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing participating interest in any Letter of Credit then outstanding, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans or Letters of Credit made or issued thereafter under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Letter of Credit disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Aggregate Exposure Percentage.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

5.1. Financial Condition.

(a) The audited consolidated balance sheets of the Borrower as at December 31, 2006, December 31, 2007 and December 31, 2008 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such dates, and the consolidated results of their respective operations and its consolidated cash flows for the respective fiscal years then ended.

(b) The unaudited consolidated balance sheet of the Borrower as at September 30, 2009, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments).

All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2008 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or property.

5.2. No Change. Since December 31, 2008, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in the case of clauses (c) and (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 5.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect except as otherwise noted on such Schedule 5.4 and (ii) the filings referred to in Section 5.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

5.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

5.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens. Each Material Group Member has title in fee simple to, or a valid leasehold interest in, all its material real property currently used in its business, and good title to, or a valid leasehold interest in, all its other material property currently used in its business, excluding minor defects in title that do not interfere with the use of such real or personal property for their intended purposes, and none of such property is subject to any Lien, except as permitted by Section 8.3.

5.9. Intellectual Property. Each Group Member owns or is licensed to use or otherwise has the right to use all of the Intellectual Property, free of material Liens (other than Liens permitted pursuant to Section 8.3), necessary for the conduct of its business in all material respects as currently conducted. Any Intellectual Property necessary for the conduct of its business in all material respects as currently conducted that is owned or exclusively licensed by any Group Member is valid, subsisting, unexpired and enforceable, and has not been abandoned. No claim, litigation, investigation or other proceeding has been asserted, is pending, or to the knowledge of the Borrower, is threatened by any Person involving any Intellectual Property owned or exclusively licensed by any Group Member, nor does the Borrower know of any valid basis for same, in any case where such claim, litigation, investigation or other proceeding could reasonably be expected to have a Material Adverse Effect. The conduct of each Group Member’s business does not infringe, misappropriate or violate any rights held by any other Person, and to the Borrower’s knowledge, each Group Member’s Intellectual Property is not being infringed, misappropriated or violated by any other Person, in any case where any such infringement, misappropriation or violation could reasonably be expected to have a Material Adverse Effect. Each Group Member takes commercially reasonable steps to maintain and protect its Intellectual Property necessary for the conduct of its business in all material respects as currently conducted.

5.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or charge, the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim out of which a tax Lien could reasonably be expected to arise is being asserted, with respect to any such tax, fee or other charge, except any such Lien being contested as aforesaid as to which sale or other enforcement action has been stayed as a result of such contest.

5.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

5.13. ERISA. During the five-year period prior to the date on which this representation is made or deemed made, and except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (a) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (b) no Reportable Event or non-exempt Prohibited Transaction has occurred; (c) prior to the effective date of the PPA, no “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA), and on and after the effective date of the PPA, no failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 or ERISA) with respect to any Plan, whether or not waived, has occurred; (d) there has been no filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan, or failure by Borrower or any Commonly Controlled Entity to make a required contribution to a Multiemployer Plan; (e) neither Borrower nor any Commonly Controlled Entity has incurred any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (f) there has been no determination that any Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (g) neither Borrower nor any Commonly Controlled Entity has received any notice from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (h) neither Borrower nor any Commonly Controlled Entity has incurred any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; and (i) neither Borrower nor any Commonly Controlled Entity has received any notice, or sent any notice to any Multiemployer Plan, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent, in Reorganization or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA.

5.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

5.15. Subsidiaries. Except as set forth on Schedule 5.15 or otherwise disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

5.16. Use of Proceeds. The proceeds of the Initial Term Loans made on the Closing Date shall be used to refinance existing debt, pay related fees and expenses and for general corporate purposes. The proceeds of any Incremental Term Loans shall be used for general corporate purposes, provided that no proceeds of any Incremental Term Loan shall be used to make any Restricted Payments. The proceeds of the Revolving Loans shall be used together with the proceeds of the Letters of Credit for any general corporate purposes (including the refinancing of existing debt outstanding under the Credit Agreement referred to in Section 6.1(b)).

5.17. Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law, result in costs to the Borrower, or impair the value of the Properties;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, result in costs to the Borrower, or impair the value of the Properties;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law or relating to Materials of Environmental Concern to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law or relating to Materials of Environmental Concern with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, result in costs to the Borrower, or impair the value of the Properties;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

5.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.19. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock (as defined in the Guarantee and Collateral Agreement), when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), and the other actions specified in the Guarantee and Collateral Agreement are taken, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof as contemplated by the Guarantee and Collateral Agreement, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 5.19(b)(i), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Secured Indebtedness (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens and other encumbrances and matters affecting title thereto as permitted by Section 8.3). Schedule 5.19(b)(ii) lists, as of the Closing Date, each movie theatre property that is owned or leased by any Loan Party, in each case located in the United States and held by the Borrower or any of its Subsidiaries.

5.20. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

5.21. Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, unless flood insurance of the type described in Section 6.1(k)(iii) has been provided with respect to such property.

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement executed and delivered by each Agent, the Borrower and each Person that is a Lender as of the Closing Date, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor; (iii) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party; and (iv) the Control Agreement, executed and delivered by the parties thereto.

(b) Termination of Existing Credit Facility. The Administrative Agent shall have received satisfactory evidence that all amounts outstanding under the Credit Agreement, dated as of May 19, 2005 (as amended), among the Borrower, the several lenders parties thereto, Wells Fargo Foothill, Inc., as documentation agent, J.P. Morgan Securities Inc. (as successor to Bear Stearns & Co. Inc.), as lead arranger and bookrunner and JPMorgan Chase Bank (as successor to Bear Stearns Corporate Lending Inc.), as administrative agent, shall have been repaid, all commitments thereunder shall have been terminated and all liens securing such facilities shall have been terminated, or agreed to be terminated pursuant to a pay-off letter.

(c) Financial Statements. The Lenders shall have received the financial statements described in Section 5.1, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(d) [Intentionally Omitted]

(e) Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary or, in the reasonable judgment of the Administrative Agent, advisable in connection with the financing contemplated hereby shall have been obtained and be in full force and effect (excluding consents of landlords where, despite the commercially reasonable efforts of the Borrower, such consents and other documentation required for collateral security to be granted in favor of the Administrative Agent in respect of the relevant leased property shall not be obtained as of the Closing Date).

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 8.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(g) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments including the certificate or articles of organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of King & Spalding LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit G-1;

(ii) the legal opinion of Lee Champion, General Counsel of the Borrower, substantially in the form of Exhibit G-2; and

(iii) the legal opinion of local counsel in each jurisdiction in which a Group Member is organized and of such other special and local counsel as may be reasonably required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Mortgages.

(i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount reasonably satisfactory to the Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as permitted by Section 8.3 or as otherwise disclosed therein; (D) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 2006 (or equivalent policies); (F) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request (including without limitation survey-related endorsements, to the extent available, either based on an existing survey or a certificate given by the relevant Loan Party) and (G) be issued by title companies (collectively, the “Title Insurance Company”) reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording taxes, and all related expenses, if any, have been paid or arrangements for payment satisfactory to the Administrative Agent have been made.

(iii) The Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage and is located in a “special flood hazard area”, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties, in each case as may have been requested by the Administrative Agent.

(v) The Administrative Agent shall have received the executed legal opinion of local counsel in each jurisdiction in which a Mortgaged Property is located.

(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation.

(m) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower as to the solvency of the Borrower and Subsidiaries after giving effect to the financing contemplated herein, in a form reasonably satisfactory to the Administrative Agent.

(n) Environmental Condition. The Borrower shall have made available to the Administrative Agent the Borrower’s existing information as to, and the Administrative Agent shall be reasonably satisfied with, the environmental condition of the real property owned or leased by the Borrower and its Subsidiaries.

(o) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3(b) of the Guarantee and Collateral Agreement.

For the purpose of determining compliance with the conditions specified in this Section 6.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 6.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) and any extension of the Revolving Termination Date pursuant to Section 3.13 is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and except as to changes otherwise expressly permitted by the terms of the Loan Documents.

(b) Cash Balances. The Net Cash Balance as of such date shall not exceed the lesser of (x) $15,000,000 and (y) 50% of the Total Revolving Commitments then in effect, in each case after giving effect to such extension of credit, the application of proceeds of such borrowing and the use of cash on hand as consideration for any transaction contemplated by such application of proceeds, which proceeds and cash on hand must be applied no later than 10 days after the date of such extension of credit. It is understood and agreed that the condition set forth in this Section 6.2(b) shall not apply to extensions of credit made on the Closing Date in the event no Revolving Loans are made on the Closing Date.

(c) Pro Forma Covenant Compliance. The Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to the extensions of credit requested to be made on such date and the application of the proceeds thereof (and the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent demonstrating compliance with the foregoing).

(d) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder and any extension of the Revolving Termination Date shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein).

Documents required to be delivered pursuant to this Section 7.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered to each Lender on the date on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender upon written request of Administrative Agent or such Lender.

7.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (i), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 7.1(a), a written statement of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of the existence of any Default or Event of Default, except as specified in such statement (it being understood that such examination will have extended only to financial accounting matters and that no special or separate inquiry or review will have been made with respect to the existence of any Defaults or Events of Default), unless applicable professional standards or practices preclude such accountants from furnishing such written statement;

(b) concurrently with the delivery of any financial statements pursuant to Section 7.1, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, and stating that to the knowledge of the Responsible Officer no Default or Event of Default has occurred and is continuing except as described in reasonable detail in such Compliance Certificate, and (y) to the extent not previously disclosed to the Administrative Agent (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any material Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith based on the assumptions set forth therein and other assumptions in each case believed by the Borrower to be reasonable at such time (it being understood that the Projections and other forward looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurances can be given that any particular projections or results will be realized, and that actual results may differ and that such differences may be material);

(d) if the Borrower is not then a reporting company or otherwise complying with reporting company requirements under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Borrower, or 90 days, in the case of the last fiscal quarter of any fiscal year, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any documentation governing Subordinated Debt;

(f) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within three Business Days after the same are filed, notice of the filing of all periodic reports that the Borrower may make to, or file with, the SEC;

(g) promptly upon receipt thereof, copies of all management letters and similar reports and documents submitted to the Borrower by independent accountants in connection with any annual or interim audit of the books of the Borrower made by such accountants;

(h) promptly upon effectiveness thereof, copies of any agreements between the Borrower or any Subsidiary and (i) Screenvision Cinema National, LLC, (ii) National CineMedia, Inc. or (iii) National CineMedia, LLC (or, in each case, any affiliate or successor thereto) and any material amendment, supplement, waiver or other modification of such agreements; provided that nothing herein shall be deemed to require delivery by the Borrower or any such Subsidiary of any documents or information in breach or violation of any confidentiality or other non-disclosure agreement that may be in effect with respect to such documents or information; and

(i) promptly, such additional financial and other information as any Lender, through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 7.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered to each Lender on the date on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender upon written request of Administrative Agent or such Lender.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

7.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5. Maintenance of Property; Insurance. (a) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against in the same general area by companies engaged in the same or a similar business, in each case giving effect to reasonable self-insurance levels and deductibles.

7.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b) Permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours upon reasonable prior notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, provided, that the Borrower is provided reasonable prior notice of any discussions with such accountants and is afforded an opportunity to participate in such discussions.

7.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which material injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event or non-exempt Prohibited Transaction, (ii) a failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, with respect to a Plan, whether or not waived, or a filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iii) a failure by Borrower or any Commonly Controlled Entity to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan, or a failure by Borrower or any Commonly Controlled Entity to make a required contribution to a Multiemployer Plan; (iv) the incurrence by Borrower or any Commonly Controlled Entity of liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the creation of any Lien in favor of the PBGC or any Plan; (v) the determination that any Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (vi) the receipt by Borrower or any Commonly Controlled entity of any notice from the PBGC or a plan administrator relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (vii) the incurrence by Borrower or any Commonly Controlled Entity of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (viii) the receipt by Borrower or any Commonly Controlled entity of any notice, or sending by Borrower or any Commonly Controlled Entity of any notice to any Multiemployer Plan, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent, in Reorganization, or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA;

(e) copies of any documents described in Sections 101(k) or 101(l) of ERISA that Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided, that if the Borrower or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor, as the case may be, of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower and/or its Commonly Controlled Entities shall promptly make a request for such documents or notices from such administrator or sponsor, as the case may be, and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and further provided, that the rights granted to the Administrative Agent in this section shall be exercised not more than once during a 12-month period; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8. Environmental Laws. (a) Comply and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case where failure to so comply could reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where any such requirements or compliance is being contested in good faith by appropriate proceedings.

7.9. Interest Rate Protection. In the case of the Borrower, within 90 days after Closing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of all Term Loans are subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10. Landlord Consents. Use its commercially reasonable efforts to obtain from landlords of properties leased by such Loan Party consents and other documentation (including, without limitation, recorded leases or recorded memoranda of leases) reasonably satisfactory to the Administrative Agent for the grant of collateral security interests in such properties. If such landlord consent and other documentation necessary to enable the Administrative Agent to perfect a mortgage lien in such leasehold interest is obtained, the applicable Loan Party shall execute and deliver, or cause to be delivered, the documents required by Section 7.11(b) below.

7.11. Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 8.3(g) or 8.3(q) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property subject to the terms and conditions of the Guarantee and Collateral Agreement and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent. Notwithstanding the foregoing, no such actions shall be required in respect of assets as to which the Administrative Agent shall determine in the exercise of its reasonable credit judgment that the costs of obtaining a Lien thereon are excessive in relation to the value of the security to be afforded thereby.

(b) With respect to (i) any fee interest in any real property acquired in one or a series of transactions after the Closing Date by the Borrower or any other Loan Party (including any such real property owned by any new Subsidiary Guarantor acquired after the Closing Date and excluding any such real property owned by an Excluded Foreign Subsidiary or subject to a Lien expressly permitted by Section 8.3(g) or 8.3(q)) or (ii) subject to the related Loan Party obtaining the required landlord consent and other documentation (including, without limitation, recorded leases or recorded memoranda of leases) (provided that each Loan Party shall use commercially reasonable efforts, consistent with those described in Section 7.10, to obtain such consent and other documentation), any leasehold interest in any real property acquired or leased (including any leasehold property interest owned by any new Subsidiary Guarantor acquired after the Closing Date or any leasehold property interest with respect to which a required landlord consent is granted after the Closing Date) in one or a series of transactions after the Closing Date by any Borrower or any other Loan Party, promptly (1) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such real property, (2) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price or construction cost of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) and (y) any consents, waivers or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage and that the Borrower can obtain using commercially reasonable efforts, consistent with those described in Section 7.10, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (3) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (4) comply with Section 6.1(k)(iii) with respect to such Mortgaged Property.

(c) With respect to any new Subsidiary (other than (x) an Excluded Foreign Subsidiary or (y) a non-Wholly Owned Subsidiary which is prohibited from becoming a Subsidiary Guarantor by the terms of any Requirement of Law (including any duty owed thereunder) binding on or applicable to such non-Wholly Owned Subsidiary or the holders of its Capital Stock) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), or any other Subsidiary designated by the Borrower to become a Subsidiary Guarantor, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 66% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, as the case may be, and take such other action as may be necessary or, as reasonably determined by the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

7.12. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

7.13. Cash Management. The Borrower shall cause all funds contained in each deposit account maintained by it or any of its Subsidiaries for revenues to be swept not less frequently than once per week into the Borrower’s principal concentration deposit account which shall be subject to the Control Agreement.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1. Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarters Ending	Consolidated Leverage Ratio
Through December 31, 2010	4.75 to 1.00
March 31, 2011 through December 31, 2011	4.50 to 1.00
March 31, 2012 through December 31, 2012	4.25 to 1.00
March 31, 2013 through December 31, 2013	4.00 to 1.00
March 31, 2014 through December 31, 2014	3.75 to 1.00
March 31, 2015 and thereafter	3.50 to 1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarters Ending	Consolidated Interest Coverage Ratio
Through December 31, 2010	1.75 to 1.00
March 31, 2011 through December 31, 2011	1.80 to 1.00
March 31, 2012 through December 31, 2012	1.85 to 1.00
March 31, 2013 and thereafter	2.00 to 1.00

(c) Consolidated Adjusted Debt to EBITDAR Ratio. Permit the Consolidated Adjusted Debt to EDITDAR Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarters Ending	Consolidated Adjusted Debt to EBITDAR Ratio
Through December 31, 2011	7.15 to 1.00
March 31, 2012 through December 31, 2012	6.75 to 1.00
March 31, 2013 through December 31, 2013	6.50 to 1.00
March 31, 2014 through December 31, 2014	6.25 to 1.00
March 31, 2015 and thereafter	6.00 to 1.00

8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any other Subsidiary, (iii) of any Foreign Subsidiary or Non-Guarantor Subsidiary to any Foreign Subsidiary or Non-Guarantor Subsidiary and (iv) subject to Section 8.8(g), of any Foreign Subsidiary or Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 8.8(g), of any Foreign Subsidiary or any Non-Guarantor Subsidiary;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 8.2(d) and any refinancings, refundings, renewals, extensions and replacements thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (excluding Capital Lease Obligations) secured by Liens permitted by Section 8.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(f) Capital Lease Obligations secured by Liens permitted by Section 8.3(g); provided, that, the Borrower shall not enter into any Capital Lease Obligations if (i) the pro forma Consolidated Secured Leverage Ratio at the time of entry into any such proposed Capital Lease Obligation (giving pro forma effect to the proposed Capital Lease Obligation) exceeds 3.75 to 1.00 and (ii) the aggregate amount of Capital Lease Obligations (after giving effect to such proposed Capital Lease Obligation) entered into or assumed after the Closing Date would exceed $25,000,000;

(g) Hedge Agreements required by Section 7.9 or otherwise permitted under Section 8.12;

(h) Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-out obligations or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;

(i) Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory or appeal bonds or similar obligations, or workers’ compensation or self-insurance obligations, incurred in the ordinary course of business;

(j) Indebtedness in respect of netting services, overdraft protection and otherwise in connection with deposit accounts;

(k) guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(l) Indebtedness (other than Capital Lease Obligations) of any Persons that become Subsidiaries after the Closing Date, or that is secured by any property or assets acquired after the Closing Date, in all cases pursuant to Permitted Acquisitions, in an aggregate principal amount at any time outstanding not to exceed $10,000,000, together with all extensions, renewals, replacements and refinancings of any such Indebtedness, in whole or in part, that do not increase the outstanding principal amount thereof or shorten the maturity thereof, provided that (x) such Indebtedness exists at the time of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition, and (y) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to such Indebtedness as if such Indebtedness had been incurred on the first day of the most recent period of four consecutive fiscal quarters in respect of which the Consolidated Leverage Ratio has been tested in accordance with Section 8.1(a) but utilizing the financial covenant levels set forth in Section 8.1 corresponding to the period of four consecutive fiscal quarters ending at the conclusion of the fiscal quarter in which such acquisition occurs;

(m) Capital Lease Obligations of any Persons that become Subsidiaries after the Closing Date, or that are secured by any property or assets acquired after the Closing Date, in all cases pursuant to Permitted Acquisitions, together with all extensions, renewals, refinancings and replacements of any such Capital Lease Obligations, in whole or in part, that do not increase the payment obligations in respect thereof, provided that (x) such Capital Lease Obligations exist at the time of such Permitted Acquisition and are not created in contemplation of or in connection with such Permitted Acquisition, and (y) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis after giving effect to such Capital Lease Obligations as if such Capital Lease Obligations had been incurred on the first day of the most recent period of four consecutive fiscal quarters in respect of which the Consolidated Leverage Ratio has been tested in accordance with Section 8.1(a) but utilizing the financial covenant levels set forth in Section 8.1 corresponding to the period of four consecutive fiscal quarters ending at the conclusion of the fiscal quarter in which such acquisition occurs;

(n) (i) unsecured Indebtedness of the Borrower that is subordinated in right of payment to the prior payment in full of the Obligations, pursuant to terms and conditions reasonably acceptable to the Administrative Agent in an aggregate principal amount not to exceed $200,000,000 at any one time outstanding and (ii) unsecured Guarantee Obligations of any Subsidiary in respect of such Indebtedness so long as such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of such Indebtedness; provided that after giving effect to such Indebtedness and the Borrower’s use of the proceeds thereof, the Borrower shall be in compliance with the financial covenants set forth in Section 8.1;

(o) Indebtedness arising under any sale and leaseback transaction permitted under Section 8.11; and

(p) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $5,000,000 at any one time outstanding.

8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for federal and state income taxes and other material taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 8.3(f), securing Indebtedness permitted by Section 8.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to (i) Section 8.2(e) or Section 8.2(m) or (ii) Section 8.2(f) or Section 8.2(l) to finance the acquisition of fixed or capital assets, and any refinancings, refundings, renewals, extensions and replacements thereof, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement otherwise permitted hereby;

(k) purported Liens evidenced by the filing of precautionary UCC financing statements relating to operating leases, bailments and consignments of personal property entered into in the ordinary course of business;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) licenses of patents, trademarks, copyrights, and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(n) Liens in effect as of the Closing Date on furniture, trade fixtures, equipment and other tangible property in favor of landlords and lessors of theatre facilities to secure obligations owing under the leases for such theatre facilities, provided that such Liens apply only to tangible property located at such leased facilities;

(o) Liens in respect of judgments or other legal process that do not constitute an Event of Default pursuant to Section 9;

(p) customary rights of setoff, banker’s liens, and similar rights in favor of a bank or other financial institution arising as a matter of law or pursuant to customary account arrangements; and

(q) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time.

8.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or, subject to Section 8.8(g), with or into any Foreign Subsidiary or Non-Guarantor Subsidiary;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) (i) to the Borrower or any Subsidiary Guarantor or, subject to Section 8.8(g), any Foreign Subsidiary or any Non-Guarantor Subsidiary and (ii) in a transaction permitted pursuant to Section 8.5(e); and

(c) any Subsidiary may merge with another Person to effect a transaction permitted under Section 8.8.

8.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, worn out or surplus property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 8.4;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e) Dispositions of other property having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of the Borrower;

(f) Dispositions permitted by Section 8.11;

(g) Dispositions of Cash Equivalents; and

(h) Dispositions made pursuant to an Investment permitted under Section 8.8.

8.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any common stock of any Group Member, whether now or hereafter outstanding, or make any other distribution (other than distributions made solely in common stock of the Person making such distribution) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except:

(a) Restricted Payments by any Subsidiary to the Borrower or any Subsidiary Guarantor;

(b) other Restricted Payments by the Borrower in an aggregate amount not to exceed the Restricted Payment Amount, provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such payment or shall be caused thereby and (ii) after giving pro forma effect to such payment, (x) the Borrower is in compliance with the financial covenants in Section 8.1 and (y) the Consolidated Leverage Ratio is equal to or less than 2.75 to 1.00, provided, further, that, notwithstanding the foregoing, the aggregate amount of Restricted Payments made pursuant to this clause (b) shall in no event exceed $7,500,000 for any fiscal year of the Borrower; and

(c) other Restricted Payments by the Borrower, provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of such payment or shall be caused thereby and (ii) after giving pro forma effect to such payment, (x) the Borrower is in compliance with the financial covenants in Section 8.1 and (y) the Consolidated Leverage Ratio is equal to or less than 2.00 to 1.00.

8.7. Capital Expenditures. Make or commit to make any Capital Expenditure if (i) any Default or Event of Default has occurred and is continuing or would result therefrom, or would have occurred as a result of a breach of Section 8.1 if such Capital Expenditure were deemed to have been made and any Indebtedness incurred to finance such Capital Expenditure was incurred on the last day of the fiscal quarter most recently ended or (ii) such Capital Expenditure would result in the aggregate amount of Capital Expenditures being made by the Borrower and its Subsidiaries (x) in any period of four consecutive fiscal quarters of the Borrower ending on or prior to September 30, 2010 to exceed $22,000,000 or (y) in any period of four consecutive fiscal quarters of the Borrower ending thereafter, $25,000,000; provided, that (a) up to $5,000,000 of any such amount referred to above, if not so expended in the period for which it is permitted, may be carried over for expenditure in the next succeeding period and (b) Capital Expenditures made pursuant to this Section during any period of four consecutive fiscal quarters of the Borrower shall be deemed made, first, in respect of amounts permitted for such period as provided above and, second, in respect of amounts carried over from the prior period pursuant to clause (a) above.

8.8. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 8.2;

(d) loans and advances to employees of any Group Member of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $100,000 at any one time outstanding;

(e) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount or which, to the extent constituting Capital Expenditures, are permitted by Section 8.7;

(f) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

(g) Investments made after the Closing Date in non-Guarantor Subsidiaries and joint ventures of any Loan Party in an amount not to exceed $10,000,000 at any one time outstanding;

(h) Permitted Acquisitions;

(i) Investments (x) received in satisfaction or partial satisfaction from financially troubled debtors, and (y) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

(j) Investments received as non-cash consideration for sales (including sales of advertising time in the ordinary course of business), transfers, leases and other Dispositions of assets otherwise permitted hereby;

(k) Investments in Hedge Agreements permitted hereby;

(l) Investments existing on the date hereof and listed on Schedule 8.8(l); and

(m) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $2,500,000 during the term of this Agreement.

8.9. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Subordinated Debt, provided that the Borrower may make any such payment, prepayment, repurchase or redemption with respect to any Subordinated Debt using Net Cash Proceeds received in connection with any issuance or sale of Capital Stock of the Borrower; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Debt if the effect of such amendment, modification, waiver or other change is to increase the interest rate on any Subordinated Debt, change (to earlier dates) any dates on which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto or otherwise make such event of default or condition less restrictive or burdensome on the Borrower), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of any Subordinated Debt (or any guarantee thereof), or to increase materially the obligations of the Borrower thereunder or to confer any additional rights on the holders of any Subordinated Debt (or a trustee or other representative on their behalf) that would be adverse in any material respect to any Loan Party or the Lenders, or require the payment of a consent fee; or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Debt” (or any other defined term having a similar purpose) for the purposes of any document governing any Subordinated Debt.

8.10. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction shall not apply to (x) reasonable and customary fees paid to members of the board of directors of the Borrower and its Subsidiaries and (y) compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business.

8.11. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, except to the extent the aggregate book value of all such properties that are subject to such transactions does not exceed $175,000,000 so long as the provisions of Section 4.2(b) are complied with in respect to the Net Cash Proceeds from any such sale and leaseback transaction.

8.12. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

8.13. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

8.14. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens, Capital Lease Obligations or other secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) binding agreements providing for the sale of property within 45 days of the attachment of such restriction which are otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the property to be sold, directly or indirectly, thereby), (d) restrictions by reason of customary provisions restricting Liens, assignments, subletting, or other transfers contained in joint venture agreements, leases, licenses, and similar agreements entered into in the ordinary course of business (in which case, any prohibition or limitation shall only be effective against the property and rights subject to such agreements) consistent with past practice and (e) customary restrictions imposed in documentation governing Subordinated Debt.

8.15. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions by reason of customary provisions in joint venture agreements, leases, licenses and similar agreements entered into in the ordinary course of business consistent with past practice, (iv) any restrictions imposed by agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or (v) any customary restrictions existing in documentation governing Subordinated Debt.

8.16. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

8.17. Leases. Enter into any material lease with respect to real property unless the Board of Directors or a Responsible Officer of the Borrower has determined that the economic and other terms of such lease would result in positive cash flow to the Borrower and its Subsidiaries.

8.18. Financing Obligations. Permit the aggregate amount of Financing Obligations of the Borrower and its Subsidiaries incurred or created after the date hereof to exceed, at any one time outstanding, $10,000,000.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8 of this Agreement or Sections 5.5 and 5.7(b) of the Guarantee and Collateral Agreement or (ii) an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance beyond any applicable grace period of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist beyond any applicable grace period, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

(f) (i) any Material Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Material Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Material Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Material Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Material Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Material Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) the Borrower shall engage in a non-exempt Prohibited Transaction; (ii) a Reportable Event shall occur with respect to any Plan; (iii) a failure to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or a filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) a failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan, or a failure by Borrower or any Commonly Controlled Entity to make a required contribution to a Multiemployer Plan; (v) the incurrence by Borrower or any Commonly Controlled Entity of liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (vi) the determination that any Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (vii) the receipt by Borrower or any Commonly Controlled Entity of any notice from the PBGC or a plan administrator relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (viii) a trustee shall be appointed by a United States district court to administer any Plan; (ix) the incurrence by Borrower or any Commonly Controlled Entity of any liability with respect to the withdrawal or partial withdrawal from a Plan or Multiemployer Plan; (x) the receipt by Borrower or any Commonly Controlled Entity of any notice, or sending by Borrower or any Commonly Controlled Entity of any notice to any Multiemployer Plan, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent, in Reorganization, or in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA; or (xi) any other event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (xi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Material Group Member involving in the aggregate a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than forty percent (40%) of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; or (iii) a Specified Change of Control shall occur; or

(l) any Subordinated Debt in an aggregate principal amount greater than $10,000,000 or guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, or any Loan Party or any Affiliate of any Loan Party shall so assert on reasonable grounds;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations (to the extent not cash collateralized), other than any L/C Obligation arising solely from a Letter of Credit for which an Application has been submitted and is pending, but which has not been issued, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations (to the extent not cash collateralized), other than any L/C Obligation arising solely from a Letter of Credit for which an Application has been submitted and is pending, but which has not been issued, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements and Specified Cash Management Agreements. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents and any Specified Hedge Agreements and Specified Cash Management Agreements shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE AGENTS

10.1. Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, teletype or e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

10.7. Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 20 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 20 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 and of Section 11.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10. Agents Generally. Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

10.11. The Lead Arrangers, Syndication Agent and Documentation Agent. None of the Lead Arrangers, the Syndication Agent or the Documentation Agent, in their capacities as such, shall have any duties or responsibilities, or incur any liability, under this Agreement and other Loan Documents.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. This Agreement, any other Loan Document, or any terms hereof or thereof may not be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment (other than in accordance with Section 3.13), in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any condition precedent to any extension of credit under the Revolving Facility set forth in Section 6.2 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Majority Facility Lenders with respect to the Revolving Facility; (v) amend, modify or waive any provision of Section 4.8 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (vi) amend, modify or waive any provision which disproportionately (when compared to the effect of such amendment, modification or waiver on any other Facility) and adversely affects any Facility without the written consent of the Majority Facility Lenders with respect to such Facility; (vii) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each Facility; (viii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (ix) amend, modify or waive any provision of Section 10 or any other provision of any Loan Document that affects the Agents without the written consent of each Agent adversely affected thereby; (x) amend, modify or waive any provision of Sections 3.5 to 3.12 without the written consent of the Issuing Lender; or (xi) amend, modify or waive any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations, the Borrower Cash Management Agreement Obligations and the Borrower Credit Agreement Obligations (each as defined in the Guarantee and Collateral Agreement) in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Initial Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or not materially more favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary herein, the provisions of Section 4.17 may not be amended, modified or waived without the written consent of the Administrative Agent, the Issuing Lender and the Required Lenders. Further, notwithstanding the foregoing (but in accordance with Section 4.17(b)), no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders (including all Lenders under a single Facility), the consent of the Required Lenders (or Majority Facility Lenders, as the case may be) is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent or a Person reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Person, all of the Initial Term Loans and/or Incremental Term Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Initial Term Loans and/or Incremental Term Loans held by such Non-Consenting Lenders and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption. In addition to the foregoing, the Borrower may replace any Non-Consenting Lender pursuant to Section 4.13.

11.2. Notices and Communications. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders and the Issuing Lender, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Carmike Cinemas, Inc. 1301 First Avenue Columbus, Georgia 31901
	Attention:	Chief Financial Officer
	Telecopy:	(706) 324-0470
	Telephone:	(706) 576-3415

The Administrative Agent:	JPMorgan Chase Bank, N.A. Loan and Agency Services Group 1111 Fannin, 10th Floor Houston, Texas 77002
	Attention:	Sophia Basraoui
	Telecopy:	(713) 750-2878
	Telephone:	(713) 750-3609

with a copy to:

JPMorgan Chase Bank, N.A.
270 Park Avenue
New York, New York 10017
	Attention:	John G. Kowalczuk
	Telecopy:	(212) 270-5127
	Telephone:	(212) 270-6782

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent (including all such amounts incurred in any bankruptcy or other insolvency proceeding), (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents, advisors, attorneys and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to Chief Financial Officer (Telephone No. (706) 576-3415) (Telecopy No. (706) 324-0470), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive the termination of this Agreement and repayment of the Loans and all other amounts payable hereunder.

11.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for any assignment of Term Loans to a Lender, an affiliate of a Lender or an Approved Fund; and

(C) in the case of any assignment of a Revolving Commitment, the Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (or, in the case of the Initial Term Facility or the Other Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 11.6, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an affiliate of a Lender or (iii) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.9, 4.10, 4.11 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, absent written notice to the contrary demonstrating manifest error.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register.”) The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purpose of this Agreement notwithstanding any notice to the contrary.

11.7. Adjustments; Set-off. (a) Except to the extent that this Agreement, any other Loan Document or court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 11.6),or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, upon the occurrence and during the continuation of any Event of Default, and without any further notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such Obligation any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party, for itself and behalf of each of its Affiliates that may hereafter become a Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Commitments have been terminated, no Letters of Credit shall be outstanding or any outstanding Letters of Credit shall have been cash collateralized or otherwise secured by a collateral arrangement reasonably satisfactory to the Issuing Lender, and each Specified Hedge Agreement and Specified Cash Management Agreement of any Qualified Counterparty at such time shall have been paid in full or secured by a collateral arrangement satisfactory to such Qualified Counterparty as determined in its sole discretion, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, any Agent or any Lender pursuant to or in connection this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who are advised by the Agent or Lender as to the confidential nature of such information, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than as a result of a breach of confidentiality known by the Agent or Lender to have occurred), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Agents pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Agents that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

11.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.17. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CARMIKE CINEMAS, INC.

By:	/s/ Richard B. Hare
	Name:	Richard B. Hare
	Title:	Senior Vice President – Finance, Treasurer and Chief Financial Officer

[Signature Page to the Credit Agreement for Carmike Cinemas, Inc.]

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Jacob Steinberg
	Name:	Jacob Steinberg
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ John G. Kowalczuk
	Name:	John G. Kowalczuk
	Title:	Executive Director

[Signature Page to the Credit Agreement for Carmike Cinemas, Inc.]

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Stuart G. Dickson
	Name:	Stuart G. Dickson
	Title:	Managing Director

CITIBANK, N.A., as Syndication Agent and as a Lender

By:	/s/ Laura Neenan
	Name:	Laura Neenan
	Title:	Vice President

[Signature Page to the Credit Agreement for Carmike Cinemas, Inc.]

MACQUARIE CAPITAL (USA) INC., as Documentation Agent

By:	/s/ James Wilson
	Name:	James Wilson
	Title:	Senior Managing Director

By:	/s/ T. Morgan Edwards II
	Name:	T. Morgan Edwards II
	Title:	Managing Director

MACQUARIE BANK LIMITED, as a Lender

By:	/s/ Andrew Dainton
	Name:	Andrew Dainton
	Title:	Associate Director

By:	/s/ Phil Castro
	Name:	Phil Castro
	Title:	Division Director

[Signature Page to the Credit Agreement for Carmike Cinemas, Inc.]

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of January 27, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CARMIKE CINEMAS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”), MACQUARIE CAPITAL (USA) INC., as documentation agent (in such capacity, the “Documentation Agent”), CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor,

2

the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 4.10 of the Credit Agreement.

4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

3

Schedule 1

to Assignment and Assumption

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:                          , 20__

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned[1]
__________	$_______	___._______	%

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

Accepted:	[Consented To:

JPMORGAN CHASE BANK, N.A.., as Administrative Agent	CARMIKE CINEMAS, INC.,[2] as Borrower

By:	By:
Name:	Name:
Title:	Title:

JPMORGAN CHASE BANK, N.A.., as Administrative Agent

By:
Name:
Title:]

[1]	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

[2]	If the Borrower’s consent is required.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you [pursuant to Section 7.2(b) of the Credit Agreement][in connection with the consummation of a Permitted Acquisition under the Credit Agreement], dated as of January 27, 2010, as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among CARMIKE CINEMAS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”), MACQUARIE CAPITAL (USA) INC., as documentation agent (in such capacity, the “Documentation Agent”), CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [Chief Financial Officer][Controller] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its consolidated Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing [pro forma] compliance by the Group Members with the covenants set forth in Section 8.1 of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate this              day of             , 20__.

CARMIKE CINEMAS, INC.

By:
Name:
Title:

Attachment 1

to

Exhibit B

[Financial Statements]

Attachment 2

to

Exhibit B

The information described herein is as of                          , 20__, and pertains to the period from                          , 20__, to                          , 20__.

[Set forth Covenant Calculations]

[Set forth information and calculations for determining Applicable Margin for Revolving Loans]

EXHIBIT E

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of January 27, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CARMIKE CINEMAS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”), MACQUARIE CAPITAL (USA) INC., as documentation agent (in such capacity, the “Documentation Agent”), CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                                              (the “Non-U.S. Lender”) is providing this certificate pursuant to subsection 4.10(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

EXHIBIT F

FORM OF CLOSING CERTIFICATE

Pursuant to Section 6.1(h) of the Credit Agreement dated as of January 27, 2010 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among CARMIKE CINEMAS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”), MACQUARIE CAPITAL (USA) INC., as documentation agent (in such capacity, the “Documentation Agent”), CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF COMPANY] (the “Company”) hereby certifies as follows:

1. The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. [    ] is the duly elected and qualified Corporate Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

3. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof. [Borrower only]

4. The conditions precedent set forth in Section 6.1 of the Credit Agreement were satisfied as of the Closing Date. [Borrower only]

The undersigned Corporate Secretary of the Company certifies as follows:

1. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.

2. The Company is a corporation [or insert appropriate organizational structure] duly [incorporated] [formed], validly existing and in good standing under the laws of the jurisdiction of its organization.

3. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors [or insert appropriate Board structure] of the Company on [    ]; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

4. Attached hereto as Annex 2 is a true and complete copy of the By-Laws [or insert appropriate organizational document] of the Company as in effect on the date hereof.

5. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation [or insert appropriate formation document] of the Company as in effect on the date hereof, and such certificate has not been amended, repealed, modified or restated.

6. The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title:

Date:         , 20__

2

ANNEX 1

[Board Resolutions]

ANNEX 2

[By-Laws]

ANNEX 3

[Certificate of Incorporation]

EXHIBIT H

FORM OF

EXTENSION NOTICE

[Date]

To:	Lenders under the Credit Agreement referred to below

From:	JPMorgan Chase Bank, N.A., as Administrative Agent

Re:	Extension of Maturity Date

Reference is made to the Credit Agreement, dated as of January 27, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CARMIKE CINEMAS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”), MACQUARIE CAPITAL (USA) INC., as documentation agent (in such capacity, the “Documentation Agent”), CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Attached herewith please find a request from the Borrower to extend the current Revolving Termination Date to             , 20     in accordance with Section 3.13(a) of the Credit Agreement.

In accordance with Section 3.13(a) of the Credit Agreement, please return a notice to the Borrower and the Administrative Agent, in the form of Attachment 1 attached hereto, indicating whether you consent to such extension. Your response is due by             , 20__.

IF YOU DO NOT RETURN A NOTICE BY             , 20__, YOU WILL BE DEEMED TO HAVE NOT CONSENTED TO THE EXTENSION REQUEST.

Attachment 1 to

EXHIBIT H

[Date]

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attention: Chief Financial Officer

JPMorgan Chase Bank, N.A.,

as Administrative Agent

270 Park Avenue

New York, New York 10017

Attention: John Kowalczuk

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 27, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CARMIKE CINEMAS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”), MACQUARIE CAPITAL (USA) INC., as documentation agent (in such capacity, the “Documentation Agent”), CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned acknowledges the Borrower’s request to extend the current Revolving Termination Date to             , 20     pursuant to Section 3.13(a) of the Credit Agreement. The undersigned hereby (check one below):

☐	CONSENTS TO SUCH EXTENSION.

☐	DOES NOT CONSENT TO SUCH EXTENSION.

Very truly yours,

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT I

FORM OF

ASSUMPTION AGREEMENT

[Date]

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attention: Chief Financial Officer

JPMorgan Chase Bank, N.A.,

as Administrative Agent

270 Park Avenue

New York, New York 10017

Attention: John Kowalczuk

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 27, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CARMIKE CINEMAS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”), MACQUARIE CAPITAL (USA) INC., as documentation agent (in such capacity, the “Documentation Agent”), CITIBANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned proposes to become an Assuming Lender pursuant to Section 3.13(c) of the Credit Agreement and, in that connection, hereby agrees that it shall become a Lender for purposes of the Credit Agreement on [insert applicable Extension Date] and that its Revolving Commitment shall as of such date be $            .

The undersigned (the “Assuming Lender”) (a) represents and warrants that it is legally authorized to enter into this Assumption Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (c) agrees that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 4.10 of the Credit Agreement.

The effective date for this Assumption Agreement shall be [insert applicable Extension Date] (the “Effective Date”). Upon delivery of this Assumption Agreement to the Borrower and the Administrative Agent and acceptance and recording of this Assumption Agreement by the Administrative Agent, as of the Effective Date, the Assuming Lender shall be a party to the Credit Agreement and have the rights and obligations of a Lender thereunder. From and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assumed hereby (including, without limitation, all payments of principal, interest, fees and other amounts) to the Assuming Lender.

This Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assumption Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ASSUMING LENDER]

By:
Name:
Title:

Above Acknowledged and Agreed to:

CARMIKE CINEMAS, INC.

By:
Name:
Title:

By:
Name:
Title:

Accepted this              day of             ,

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Annex A

PRICING GRID

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Commitment Fee
I	4.00%	3.00%	0.75%
II	3.75%	2.75%	0.625%
III	3.50%	2.50%	0.50%

The Applicable Margin shall be adjusted on each Adjustment Date (as defined below) based on changes in the Consolidated Leverage Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin shall be adjusted to be equal to the Applicable Margin opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is greater than or equal to 3.50 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Consolidated Leverage Ratio for the relevant period is less than 3.00 to 1.00.

Schedule 1.1A

COMMITMENTS

NAME OF LENDER	REVOLVING COMMITMENT
JPMORGAN CHASE BANK, N.A.	$10,000,000
CITIBANK, N.A.	$10,000,000
MACQUARIE BANK LIMITED	$10,000,000

NAME OF LENDER	INITIAL TERM COMMITMENT
JPMORGAN CHASE BANK, N.A.	$265,000,000

Schedule 1.1B - Mortgaged Properties

CCI:	Carmike Cinemas, Inc.

ETI:	Eastwynn Theatres, Inc.

GKC DE:	GKC Theatres, Inc.

GKC IN:	GKC Indiana Theatres, Inc.

GKC MI:	GKC Michigan Theatres, Inc.

No.	Theatre Name	Property Address	City	County	State	Owner or Lessee

	Carmike 10	3443 Lorna Ridge Road	Birmingham	Jefferson	AL	CCI

	Carmike 10	1359 Old Monrovia Road	Huntsville	Madison	AL	CCI

	Century 8	607 Fourteenth Street, NE.	Decatur	Morgan	AL	CCI

	Wynnsong 10	3975 Eastern Blvd.	Montgomery	Montgomery	AL	CCI

	Carmike 5	2485 W. 29th Street	Greeley	Weld	CO	CCI

	Carmike 10	4049 W. 23rd	Panama City	Bay	FL	CCI

	Plaza 8	North Tennessee St 1129	Cartersville	Bartow	GA	CCI

	Capri 2	Village Plaza Highway 129 South	Fitzgerald	Ben Hill	GA	CCI

	Battlefield 10	532 Battlefield	Fort Oglethorpe	Catoosa	GA	CCI

	Carmike 10	511 Stephenson Ave.	Savannah	Chatham	GA	CCI

	Wynnsong 11	1150 Shawnee St.	Savannah	Chatham	GA	CCI

	Riverstone 15	5 Reinhardt College Pkwy	Canton	Cherokee	GA	CCI

	Carmike 10	87 Newnan Station Rd.	Newnan	Coweta	GA	CCI

	Wynnsong 16	2823 Nottingham Way	Albany	Dougherty	GA	ETI

No.	Theatre Name	Property Address	City	County	State	Owner or Lessee

	Martin 3	222 Wallace C. Bryan Pkwy.	Calhoun	Gordon	GA	CCI

	Berry Building	303 13th Street	Columbus	Muscogee	GA	CCI

	Carmike 7	5301 Sidney Simons Blvd.	Columbus	Muscogee	GA	CCI

	Carmike Plz	1301 1st Ave	Columbus	Muscogee	GA	CCI

	Hollywood Connection	1683 Whittlesey Road	Columbus	Muscogee	GA	CCI

	Cobblestone 9	8501 Hickman Rd. (Des Moines)	Urbandale	Polk	IA	CCI

	Carmike 7	4031 Poleline	Chubbuck	Bannock	ID	CCI

	Beverly	910 Meijer Rd	Champaign	Champaign	IL	GKC DE

	Market Square	2160 Sycamore Road	DeKalb	DeKalb	IL	GKC DE

	Orpheum	515 West Gore Rd	Morris-Saratoga Township	Grundy	IL	GKC DE

	Lincoln	215 S. Kickapoo St.	Lincoln	Logan	IL	GKC DE

	University	1002-10 S. Main St.	Normal	McLean	IL	GKC DE

	Palace 10	415 Detroit Dr.	Bloomington	McLean	IL	GKC DE

	Sauk/Valley 8	4110 E. 30th St.	Sterling	Whiteside	IL	GKC DE

	Concord	Concord Mall Outlet #1 3701 S. Main St.	Concord Township	Elkhart	IN	GKC IN

	Encore	2701 Cassopolis St	Osolo Township	Elkhart	IN	GKC IN

	Capri	205 Dry Branch Creek Dr.	Crawford	Montgomery	IN	GKC IN

	Seth Child 12	2610 Farm Bureau Rd.	Manhattan	Riley	KS	CCI

	Carmike 10	3151 Mapleleaf Dr.	Lexington	Fayette	KY	CCI

	North Shore 6	160 Northshore Boulevard	Slidell	Saint Tammany	LA	CCI

No.	Theatre Name	Property Address	City	County	State	Owner or Lessee

	Royal Knight	101 S. 2nd Ave	Alpena	Alpena	MI	GKC MI

	State	206 N. 2nd. Ave.	Alpena	Alpena	MI	GKC MI

	Plaza	1700 N. Wisner	Jackson	Jackson	MI	GKC MI

	Delft	130 W. Main	Marquette	Marquette	MI	GKC MI - 60% AND GKC DE - 40%

	Lyric	204 James Street S.	Ludington	Mason	MI	GKC MI

	Big Rapids	213 S. Michigan Ave.	Big Rapids	Mecosta	MI	GKC DE

	Cinema 3	1 N. German Street	New Ulm	Brown	MN	CCI

	Carmike 7	2255 Overland Ave.	Billings	Yellowstone	MT	CCI

	Cinema 4	414 S. Lafayette St.	Shelby	Cleveland	NC	CCI

	Cinema 6	500 McCotter Blvd.	Havelock	Craven	NC	CCI

	Gateway 4	1203 Free Nancy Rd.	Statesville	Iredell	NC	CCI

	Cinema 8	1700 N. Aspen Street	Lincolnton	Lincoln	NC	CCI

	Cinema	140 West Main Street	Williamston	Martin	NC	CCI

	Carmike 7	1038 Henderson Drive	Jacksonville	Onslow	NC	CCI

	Carmike 12	1685 East Fire Tower Rd	Greenville	Pitt	NC	CCI

	Blue Ridge 14	600 Blueridge Road	Raleigh	Wake	NC	CCI

	Berkeley 4	3101 Cashwell Drive	Goldsboro	Wayne	NC	CCI

	Lake 3	25 Fourth Street S	Devils Lake	Ramsey	ND	CCI

	Cinema 2	418 West Main	Artesia	Eddy	NM	CCI

	Carmike 12	906 Interstate Drive	Findlay	Hancock	OH	ETI

No.	Theatre Name	Property Address	City	County	State	Owner or Lessee

	Carmike 12	Circle Blvd & Highway 99	Corvallis	Benton	OR	CCI

	James Island 8	1743 Central Park Rd.	Charleston	Charleston	SC	CCI

	Cinema 2	118 West Carolina	Hartsville	Darlington	SC	CCI

	Cinema 7	2150 Cherry Road	Rock Hill	York	SC	CCI

	Carmike 7	230 Knollwood Drive	Rapid City	Pennington	SD	CCI

	Bell Forge 10	5400 Bell Forge LN East (Nashville)	Antioch	Davidson	TN	CCI

	Bellevue 8	120 Belle Forest Circle	Nashville	Davidson	TN	CCI

	Wynnsong 10	721 Myatt Drive (Madison)	Nashville	Davidson	TN	CCI

	Wynnsong 10	2210 Gunbarrel Rd	Chattanooga	Hamilton	TN	CCI

	Plaza 2	1436 Decatur Pike; Athens Shopping Center	Athens	McMinn	TN	CCI

	Carmike 12	1181 S. Jefferson	Cookeville	Putnam	TN	CCI

	Pines 1	320 4th Street	Silsbee	Hardin	TX	CCI

	Carmike 14	7415 S. Broadway	Tyler	Smith	TX	CCI

	Carmike 12	1600 West Fox Park Dr. (Salt Lake City)	West Jordan	Salt Lake	UT	CCI

	Hollywood Connection 15	3231 South Decker Lake Dr.	West Valley City	Salt Lake	UT	CCI

	Carmike 10	1100 Alverser Dr. (Richmond, VA)	Midlothian	Chesterfield	VA	CCI

	Valley 8	1700 Apperson Drive	Salem	Salem	VA	CCI

	Harbor Theatres	3857 W. US 10	Ludington	Mason	MI	GKC MI

	Carmike 10	4494 Electric Rd., SW	Roanoake	Roanoake	VA	ETI

	Wynnsong 16	2111 East University Drive	Auburn	Lee	AL	ETI

Schedule 5.4 - Consents, Authorizations, Filings and Notices

Landlord consents as described in Section 7.10.

Schedule 5.15 - Subsidiaries

Entity	State of Incorporation/Organization	Ownership
Military Services, Inc.	Delaware	100% owned by Borrower
Eastwynn Theatres, Inc.	Alabama	100% owned by Borrower
George G. Kerasotes Corporation	Delaware	100% owned by Borrower
GKC Michigan Theatres, Inc.	Delaware	100% owned by George G. Kerasotes Corporation
GKC Theatres, Inc.	Delaware	100% owned by George G. Kerasotes Corporation
GKC Indiana Theatres, Inc.	Indiana	100% owned by George G. Kerasotes Corporation

CARMIKE CINEMAS STOCK PLANS

Restricted stock awarded and stock options granted pursuant to the Carmike Cinemas, Inc. 2002 Stock Plan (1,000,000 shares of Carmike Cinemas stock authorized), 2002 Non-Employee Directors Long-Term Stock Incentive Plan (75,000 shares of Carmike stock authorized), 2002 Employee and Consultant Long-Term Stock Incentive Plan (500,000 shares of Carmike stock authorized), and 2004 Incentive Stock Plan (1,130,000 shares of Carmike stock authorized).

As of 12/31/09, the following shares and options had been awarded and granted:

(1) 1,277,500 shares of restricted stock had been awarded, of which amount (x) 1,040,610 shares had been issued/sold, (y) 179,500 shares remained unvested, and (z) 57,390 shares had been forfeited (net of 22,130 shares that had previously been forfeited or were unearned, but had been subsequently reissued).

(2) Options for 1,030,000 shares had been granted, of which amount (x) 80,000 had been exercised or settled, (y) 740,000 remained outstanding, and (z) 210,000 had expired or been forfeited.

12

Schedule 5.19(a) - UCC Filing Jurisdictions

See Schedule 3 of the Guarantee and Collateral Agreement

Schedule 5.19(b)(i) - Mortgage Filing Jurisdictions

see counties and parishes described in Schedule 1.1B

Schedule 5.19(b)(ii) - Real Property

FEE INTERESTS

CCI:	Carmike Cinemas, Inc.

ETI:	Eastwynn Theatres, Inc.

GKC DE:	GKC Theatres, Inc.

GKC IN:	GKC Indiana Theatres, Inc.

GKC MI:	GKC Michigan Theatres, Inc.

Theatre Name	Property Address	City	County	State	Owner

Carmike 10	3443 Lorna Ridge Road	Birmingham	Jefferson	AL	CCI

Carmike 10	1359 Old Monrovia Road	Huntsville	Madison	AL	CCI

Century 8	607 Fourteenth Street, NE.	Decatur	Morgan	AL	CCI

Wynnsong 10	3975 Eastern Blvd.	Montgomery	Montgomery	AL	CCI

Carmike 5	2485 W. 29th Street	Greeley	Weld	CO	CCI

Carmike 10	4049 W. 23rd	Panama City	Bay	FL	CCI

Plaza 8	North Tennessee St 1129	Cartersville	Bartow	GA	CCI

Capri 2	Village Plaza Highway 129 South	Fitzgerald	Ben Hill	GA	CCI

Battlefield 10	532 Battlefield	Fort Oglethorpe	Catoosa	GA	CCI

Carmike 10	511 Stephenson Ave.	Savannah	Chatham	GA	CCI

Wynnsong 11	1150 Shawnee St.	Savannah	Chatham	GA	CCI

Riverstone 15	5 Reinhardt College Pkwy	Canton	Cherokee	GA	CCI

Carmike 10	87 Newnan Station Rd.	Newnan	Coweta	GA	CCI

Wynnsong 16	2823 Nottingham Way	Albany	Dougherty	GA	ETI

Martin 3	222 Wallace C. Bryan Pkwy.	Calhoun	Gordon	GA	CCI

Berry Building	303 13th Street	Columbus	Muscogee	GA	CCI

Carmike 7	5301 Sidney Simons Blvd.	Columbus	Muscogee	GA	CCI

Carmike Plz	1301 1st Ave	Columbus	Muscogee	GA	CCI

Hollywood Connection	1683 Whittlesey Road	Columbus	Muscogee	GA	CCI

Cobblestone 9	8501 Hickman Rd. (Des Moines)	Urbandale	Polk	IA	CCI

Carmike 7	4031 Poleline	Chubbuck	Bannock	ID	CCI

Beverly	910 Meijer Rd	Champaign	Champaign	IL	GKC DE

Market Square	2160 Sycamore Road	DeKalb	DeKalb	IL	GKC DE

Orpheum	515 West Gore Rd	Morris-Saratoga Township	Grundy	IL	GKC DE

Lincoln	215 S. Kickapoo St.	Lincoln	Logan	IL	GKC DE

University	1002-10 S. Main St.	Normal	McLean	IL	GKC DE

Palace 10	415 Detroit Dr.	Bloomington	McLean	IL	GKC DE

Sauk/Valley 8	4110 E. 30th St.	Sterling	Whiteside	IL	GKC DE

Concord	Concord Mall Outlet #1 3701 S. Main St.	Concord Township	Elkhart	IN	GKC IN

Encore	2701 Cassopolis St	Osolo Township	Elkhart	IN	GKC IN

Capri	205 Dry Branch Creek Dr.	Crawford	Montgomery	IN	GKC IN

Seth Child 12	2610 Farm Bureau Rd.	Manhattan	Riley	KS	CCI

Carmike 10	3151 Mapleleaf Dr.	Lexington	Fayette	KY	CCI

North Shore 6	160 Northshore Boulevard	Slidell	Saint Tammany	LA	CCI

Royal Knight	101 S. 2nd Ave.	Alpena	Alpena	MI	GKC MI

State	206 N. 2nd avenue	Alpena	Alpena	MI	GKC MI

Plaza	1700 N. Wisner	Jackson	Jackson	MI	GKC MI

Delft	130 W. Main	Marquette	Marquette	MI	GKC MI - 60% AND GKC DE - 40%

Lyric	204 James Street S.	Ludington	Mason	MI	GKC MI

Big Rapids	213 S. Michigan Ave.	Big Rapids	Mecosta	MI	GKC DE

Cinema 3	1 N. German Street	New Ulm	Brown	MN	CCI

Carmike 7	2255 Overland Ave.	Billings	Yellowstone	MT	CCI

Cinema 4	414 S. Lafayette St.	Shelby	Cleveland	NC	CCI

Cinema 6	500 McCotter Blvd.	Havelock	Craven	NC	CCI

Gateway 4	1203 Free Nancy Rd.	Statesville	Iredell	NC	CCI

Cinema 8	1700 N. Aspen Street	Lincolnton	Lincoln	NC	CCI

Cinema	140 West Main Street	Williamston	Martin	NC	CCI

Carmike 7	1038 Henderson Drive	Jacksonville	Onslow	NC	CCI

Carmike 12	1685 East Fire Tower Rd	Greenville	Pitt	NC	CCI

Blue Ridge 14	600 Blueridge Road	Raleigh	Wake	NC	CCI

Berkeley 4	3101 Cashwell Drive	Goldsboro	Wayne	NC	CCI

Lake 3	25 Fourth Street S	Devils Lake	Ramsey	ND	CCI

Cinema 2	418 West Main	Artesia	Eddy	NM	CCI

Carmike 12	906 Interstate Drive	Findlay	Hancock	OH	ETI

Carmike 12	Circle Blvd & Highway 99	Corvallis	Benton	OR	CCI

James Island 8	1743 Central Park Rd.	Charleston	Charleston	SC	CCI

Cinema 2	118 West Carolina	Hartsville	Darlington	SC	CCI

Cinema 7	2150 Cherry Road	Rock Hill	York	SC	CCI

Carmike 7	230 Knollwood Drive	Rapid City	Pennington	SD	CCI

Bell Forge 10	5400 Bell Forge LN East (Nashville)	Antioch	Davidson	TN	CCI

Bellevue 8	120 Belle Forest Circle	Nashville	Davidson	TN	CCI

Wynnsong 10	721 Myatt Drive (Madison)	Nashville	Davidson	TN	CCI

Wynnsong 10	2210 Gunbarrel Rd	Chattanooga	Hamilton	TN	CCI

Plaza 2	1436 Decatur Pike; Athens Shopping Center	Athens	McMinn	TN	CCI

Carmike 12	1181 S. Jefferson	Cookeville	Putnam	TN	CCI

Pines 1	320 4th Street	Silsbee	Hardin	TX	CCI

Carmike 14	7415 S. Broadway	Tyler	Smith	TX	CCI

Carmike 12	1600 West Fox Park Dr. (Salt Lake City)	West Jordan	Salt Lake	UT	CCI

Hollywood Connection 15	3231 South Decker Lake Dr.	West Valley City	Salt Lake	UT	CCI

Carmike 10	1100 Alverser Dr. (Richmond, VA)	Midlothian	Chesterfield	VA	CCI

Valley 8	1700 Apperson Drive	Salem	Salem	VA	CCI

Harbor Theatres	3857 W. US 10	Ludington	Mason	MI	GKC MI

LEASEHOLD INTERESTS

Theatre #	Name	Lessee	City	State
071144	Wynnsong 16	ETI	Auburn	AL
071170	Carmike 10	ETI	Cullman	AL
071399	Wynnsong 16	ETI	Mobile	AL
071389	Carmike 14	ETI	Mobile	AL
070042	Seatshop Warehouse	ETI	Phenix City	AL
071837	Martin 3	ETI	Talladega	AL
071176	Carmike 12	ETI	Dothan	AL
071496	Promenade 12	ETI	Prattville	AL
071155	Summit 16	ETI	Birmingham	AL
071241	Regency Square 12	ETI	Florence	AL
071431	Eastdale 8	ETI	Montgomery	AL
157701	Carmike 14	ETI	Fort Smith	AR
077030	Harrison 8	ETI	Harrison	AR
077017	Pines Mall 8	ETI	Pine Bluff	AR
077034	Oaks 7	ETI	Batesville	AR
077004	Village 5	ETI	Mountain Home	AR
077032	Sugar Creek 10	ETI	Bella Vista	AR
077023	Cinema 6	ETI	Conway	AR
077026	Central City 10	ETI	Hot Springs	AR
078852	Carmike 10	CCI	Colorado Springs	CO
078840	Carmike 7	CCI	Grand Junction	CO
078854	Chapel Hills 10 - 15	CCI	Colorado Springs	CO
078858	Carmike 10	CCI	Fort Collins	CO
078854	Chapel Hills 9	CCI	Colorado Springs	CO
078841	Chief Plaza 4	CCI	Steamboat Springs	CO

075678	Carmike 14	ETI	Dover	DE
073227	Royal Palm 20	ETI	Bradenton	FL
073066	Carmike 10	ETI	Pensacola	FL
073242	Palm 3	ETI	Lakeland	FL
073238	Amelia Island 7	ETI	Fernandina Beach	FL
073254	Lakeshore 8	ETI	Sebring	FL
073456	Fleming Island 12	ETI	Fleming Island	FL
073045	Panama City 4	ETI	Panama City	FL
070921	Tifton 6	ETI	Tifton	GA
070300	Peachtree 8	ETI	Columbus	GA
070407	Conyers Crossroads 16	ETI	Conyers	GA
070136	Cinema 2	ETI	Americus	GA
070310	Carmike 15	ETI	Columbus	GA
070445	Carmike 12	ETI	Dalton	GA
070534	Carmike 8	ETI	Dublin	GA
070910	Carmike 12	ETI	Statesboro	GA
070045	Carmike 8	ETI	Albany	GA
070174	Carmike 12	ETI	Athens	GA
070831	Carmike 6	ETI	Milledgeville	GA
070901	Carmike 12	ETI	Snellville	GA
070750	Carmike 10	ETI	La Grange	GA
408328	Wynnsong 12	ETI	Cedar Rapids	IA
408367	Wynnsong 16 (Family Car Lease)	ETI	Johnston	IA
408355	Southridge 12	ETI	Des Moines	IA
408397	Southern Hills 12	ETI	Sioux City	IA
408210	Pine Ridge 10	CCI	Chubbuck	ID
560217	Hickory Point 12	GKC DE	Decatur	IL
560253	Sunnyland 10	GKC DE	Washington	IL
560245	Parkway 8	GKC De	Bloomington	IL
560264	Peru 8	GKC DE	Peru	IL
075543	Carmike 20	CCI	Fort Wayne	IN
074138	Martin 5	ETI	Hopkinsville	KY
074243	Cinema 4	ETI	Maysville	KY
074089	Cinema 4	ETI	Harlan (Grays Knob)	KY
074245	Cinema 4	ETI	Middlesboro	KY
540115	Lakeview 10	GKC MI	Battle Creek	MI
540166	Royal 10	GKC MI	Marquette	MI
540175	Birchwood 10	GKC MI	Port Huron	MI
540180	Fashion Square 10	GKC MI	Saginaw	MI
540181	Varsity 10	GKC MI	Sault Saint Marie	MI
540188	Grand Traverse 9	GKC MI	Traverse City	MI
540189	Horizon 10	GKC MI	Traverse City	MI
408700	Carmike 15	CCI	Apple Valley	MN
408740	Wynnsong 15	CCI	Mounds View	MN
408432	Oakdale 20	CCI	Oakdale	MN
408425	Cinema 4	CCI	Mankato	MN
078141	Kandi 6	CCI	Willmar	MN
077038	Carmike 10	CCI	Warrensburg	MO
408173	Carmike 10 (Family Car Lease)	CCI	Missoula	MT
408118	Wynnsong 10	CCI	Billings	MT
408180	Village 6 (parking lot)	CCI	Missoula	MT

408180	Village 6	CCI	Missoula	MT
408140	Plaza 6	CCI	Butte	MT
408113	Shiloh Crossing 14	CCI	Billings	MT
408143	Carmike 10	CCI	Great Falls	MT
076070	Wynnsong 15	ETI	Durham	NC
076120	Wilson Mall 10	ETI	Wilson	NC
076089	Carmike 18	ETI	Greensboro	NC
076291	Carmike 14	ETI	Hickory	NC
076132	Park Place 16	ETI	Morrisville	NC
076334	Carmike 16	ETI	Wilmington	NC
076299	Carmike 16	ETI	Jacksonville	NC
216470	Cinema 8	ETI	Lexington	NC
216440	Carmike 12	ETI	Fayetteville	NC
216490	Cinema 3	ETI	Morehead City	NC
196180	Carmike 15 (Family Car Lease)	ETI	Raleigh	NC
206670	Cinema 7	ETI	Washington	NC
216420	Cinema 4	ETI	Carolina Beach	NC
076028	Carmike 10	ETI	Asheville	NC
306438	Wynnsong 7	ETI	Fayetteville	NC
216443	Marketfair 15	ETI	Fayetteville	NC
076039	Carmike 8	ETI	High Point	NC
206695	Westgate 2	ETI	Lenoir	NC
306519	Carmike 10	ETI	Shelby	NC
076367	Carmike 10	ETI	Winston-Salem	NC
076378	Wynnsong 12	ETI	Winston-Salem	NC
408565	Cinema South 5 (8-12)	CCI	Minot	ND
078114	Carmike 10	CCI	Grand Forks	ND
078107	Carmike 8	CCI	Bismarck	ND
408560	Cinema 3	CCI	Dickinson	ND
077068	Monument Mall 6	CCI	Scottsbluff	NE
077057	Carmike 6	CCI	North Platte	NE
077068	Blackout Arcade	CCI	Scottsbluff	NE
075623	Carmike 8	ETI	Allegany	NY
075913	Mall 6	ETI	Ashtabula	OH
075911	Mall 11	ETI	Saint Clairsville	OH
075915	Plaza 8	ETI	Sandusky	OH
075903	Findlay 6	ETI	Findlay	OH
075917	Cinema 6	ETI	Steubenville	OH
159624	Carmike 6	ETI	Muskogee	OK
159577	Carmike 8	ETI	Lawton	OK
159105	Carmike 8	ETI	Ardmore	OK
159665	North Park 4	ETI	Ponca City	OK
159863	Carmike 10	ETI	Stillwater	OK
159343	Carmike 6	ETI	Duncan	OK
075830	Carmike 16	ETI	Allentown	PA
075802	Park Hills 7	ETI	Altoona	PA
075720	Wynnsong 12	ETI	Delmont	PA
075817	Cinemas 4	ETI	Uniontown (Connellsville)	PA
075849	Carmike 15	ETI	Greensburg	PA
075867	Galleria 6	ETI	Pittsburgh (Mount Lebanon)	PA

075770	Maxi Saver 12	ETI	Pittsburgh (West Miffin)	PA
075800	Carmike 8	ETI	Altoona	PA
075804	Cinema 7	ETI	Chambersburg	PA
075808	Cinemas 5	ETI	Dubois	PA
075810	Cinemas 4	ETI	Indiana	PA
075830	Carmike 16	CCI	Allentown	PA
075865	Carmike 10	ETI	Pittsburgh	PA
075869	Southland 9	ETI	Pittsburgh (Pleasant Hills)	PA
075881	Cinema 6	ETI	State College	PA
075815	Carmike 6	ETI	Uniontown (Connellsville)	PA
075750	Coventry 8	ETI	Pottstown	PA
075760	Wyomissing 8	ETI	Wyomissing (Reading)	PA
077423	Carmike 14	ETI	Columbia	SC
077430	Wynnsong 10	ETI	Columbia	SC
077678	Carmike 7	ETI	Spartanburg	SC
077689	Wynnsong 7	ETI	Spartanburg	SC
077624	Camelot 4	ETI	Orangeburg	SC
267880	Carmike 12	ETI	Myrtle Beach	SC
267855	Broadway 16	ETI	Myrtle Beach	SC
408567	Carmike 7	CCI	Sioux Falls	SD
078151	Midco 9	CCI	Aberdeen	SD
198995	Rushmore 7	CCI	Rapid City	SD
077070	Yankton Mall 5	CCI	Yankton	SD
072397	Capri 2	ETI	Greenville	TN
072367	Thoroughbred 20	ETI	Franklin (Cool Springs)	TN
072185	Majestic 12	ETI	Chattanooga	TN
072430	Carmike 14	ETI	Johnson City	TN
072469	Movies 2	ETI	La Follete	TN
072200	Northgate 14	ETI	Chattanooga (Hixson)	TN
072465	Movies 7	ETI	Knoxville	TN
072956	Oneida 3	ETI	Oneida	TN
072322	Carmike 9	ETI	Dyersburg	TN
072466	Wynnsong 16	ETI	Knoxville	TN
302483	Foothills 12	ETI	Maryville	TN
072257	Cinema 5	ETI	Clarksville	TN
072260	Carmike 12	ETI	Morristown	TN
072634	Hickory Hollow 8	ETI	Nashville (Antioch)	TN
072793	Rivergate 8	ETI	Nashville (Goodlettsville)	TN
078680	Carmike 10	ETI	Longview	TX
078585	Carmike 20	ETI	Edinburg	TX
078587	Carmike 16	ETI	El Paso	TX
078827	Sikes 10	ETI	Wichita Falls	TX
078766	Carmike 6	ETI	Nacogdoches	TX
078512	Park Central 6	ETI	Abilene	TX
078725	Mall 9	ETI	Lufkin	TX
078958	Wynnsong 12	CCI	Provo	UT

075244	Carmike 10	ETI	Roanoke	VA
075402	Apple Blossom 6	ETI	Winchester	VA
075406	Cinemas 6	ETI (subtenant of Giant Food Stores, LLC)	Winchester	VA
075023	Carmike 6	ETI	Charlottesville	VA
275410	Carmike 8	ETI	Lynchburg	VA
408583	Carmike 20	CCI	Kennewick	WA
540190	Pine Tree 9	GKC MI	Marinette	WI
408615	Oakwood 12	ETI	Eau Claire	WI
408630	Valley Square 6	ETI	Lacrosse	WI
075503	Cinemas 8	ETI	Bluefield	WV
075523	Mall 12	ETI	Morgantown	WV
078924	Cole Square 3	CCI	Cheyenne	WY
078921	Frontier 6	CCI	Cheyenne	WY

Schedule 8.2(d) - Existing Indebtedness

1.	Approximately $31,400,000 aggregate amount of capitalized lease obligations of Borrower and certain of its Subsidiaries for certain leasehold interests as of December 31, 2009.

Schedule 8.3 (f) - Liens

Carmike Cinemas, Inc.

Secured Party/Amended or Assigned Name	Jurisdiction - Filing Office	Type of Filing	File Number	File Date	Collateral Description/ Comments

Dell Financial Services	re Delaware Secretary of State	UCC-1	20070574342	2/13/07	equipment lease

Dell Financial Services	Delaware Secretary of State	UCC-1	20073802955	10/9/07	equipment lease.

CIT Technology	Delaware - Secretary of State	UCC-1	20074549274	12/3/07	specific equipment

8.3(l) Existing Investments

1. 50% undivided interest in (a) the Hornbeck Theatre in Shawnee, Pottawatomie County, OK, (b) the Cinema Centre Theatres in Pottawatomie County, OK, (c) the leasehold interest in the premises known as space 1218 at the Shawnee Mall in Shawnee Pottawatomie County, OK and (d) all of the personal property, equipment, furnishing, carpets, drapes and all other furniture, fixtures and personal property located in the foregoing.

2. Capital Stock as described in clause (ii) in the proviso in the definition of “Pledged Stock” as set forth in the Guarantee and Collateral Agreement.